CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

                 April 30, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Chindex International, Inc. (the “Company”) to be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, on Thursday, May 31, 2012 at 10:00 A.M., local time.  The matters to be acted upon at that meeting are set forth and described in the Notice of Annual Meeting and Proxy Statement that accompany this letter.  We request that you read these documents carefully.

We hope that you plan to attend the meeting.  However, if you are not able to join us, we urge you to exercise your right as a stockholder and vote.  Please promptly sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope.  You may, of course, attend the Annual Meeting and vote in person even if you have previously mailed your proxy card.

                 Sincerely,

                 ROBERTA LIPSON
                 Chief Executive Officer

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE.

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2012

To the Stockholders of Chindex International, Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Chindex International, Inc. (the “Company”) will be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, on Thursday, May 31, 2012 at 10:00 A.M., local time, to consider and act upon the following matters:

1.	To elect seven directors;

2.	To approve the Company’s 2007 Stock Incentive Plan, as amended and restated;

3.
To ratify the selection of BDO USA, LLP by the Audit Committee of the Company’s Board of Directors (the “Board of Directors”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012; and

4.	To attend to any other business properly presented at the meeting or any adjournment thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.  A copy of our Annual Report for the fiscal year ended December 31, 2011 (the “Annual Report”) is enclosed.  This Notice and Proxy Statement, the proxy card and the Annual Report are being mailed on or about April 30, 2012.  The close of business on April 25, 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                   By Order of the Board of Directors,

                   ELYSE BETH SILVERBERG
                   Secretary

Bethesda, Maryland
April 30, 2012

All stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you attend the Annual Meeting, it is important that your shares be represented.  Each stockholder is urged to sign, date and return the enclosed proxy card, which is being solicited on behalf of the Board of Directors.  An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

PROXY STATEMENT TABLE OF CONTENTS

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CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

_____________________

PROXY STATEMENT
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General

This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (“Common Stock”), and Class B Common Stock, par value $.01 per share (“Class B Common Stock”), of Chindex International, Inc. (the “Company”) in connection with the solicitation by and on behalf of its Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 31, 2012, at 10:00 A.M., local time, at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement is first being mailed on or about April 30, 2012.

Proposals To Be Voted On and the Board’s Voting Recommendations

You are being asked to vote on the following proposals:

1.	Election of seven directors - - the Board recommends a vote FOR each director.

2.	Approval of the Company’s 2007 Stock Incentive Plan, as amended and restated -- the Board recommends a vote FOR approval.

3.	Ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm - - the Board recommends a vote FOR ratification.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting instruction form but do not provide voting instructions, it will be voted (1) in accordance with the Board’s recommendation as described in the previous paragraph, and (2) at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocability of Proxies

You may revoke a proxy at any time before the Annual Meeting by filing with Elyse Beth Silverberg, the Secretary of the Company (the “Secretary”), at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person.  Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Outstanding Shares

The Board of Directors has fixed the close of business on April 25, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  As of the Record Date, there were 15,657,816 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding.  The shares of Class B Common Stock are convertible at any time at the option of the holder and automatically upon the occurrence of certain circumstances into shares of Common Stock on a one-for-one basis.

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Quorum

Conducting business at the Annual Meeting requires a quorum.  For a quorum to exist, stockholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy.  Proxies submitted that contain abstentions or broker non-votes will be deemed present at the Annual Meeting for purposes of determining the presence of a quorum.  A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

If a quorum is not present or represented at the Annual Meeting, then the stockholders entitled to vote who are present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present.  If the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, then no further notice of the adjourned meeting need be given.

Voting

When voting together, each holder of Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to six votes for each share held by such holder.  The Company’s certificate of incorporation provides that the Common Stock and the Class B Common Stock vote together as a single class on all matters on which they may vote, except when class voting is required by law.

You may vote either in person at the meeting or by proxy.  The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Annual Meeting.  If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone.  A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone.  If your bank or brokerage firm is participating in such a program, your voting form will provide instructions.  If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees.  You may vote FOR, AGAINST or ABSTAIN on the proposal to approve the Company’s 2007 Stock Incentive Plan as amended and restated, and on the proposal to ratify the appointment of the auditors.

The Company’s bylaws provide that directors are elected by a plurality vote.  Thus, the seven nominees for election as directors who receive the most votes cast will be elected.  Shares that are not voted, either because you marked your proxy card to withhold authority to vote for one or more nominees or because they are “broker non-votes” (shares are held of record by a bank or brokerage firm for which you have not furnished voting instructions and which the broker has no discretionary authority to vote on a particular Item without such instructions), will have no impact on the election of directors.

Each of the approval of the Company’s 2007 Stock Incentive Plan as amended and restated (Proposal 2) and the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 3) requires the affirmative vote of a majority of the votes of stockholders present in person or represented by proxy and voting on such matter, provided a quorum is present.  Under Delaware law, abstentions are considered votes against such matter and broker non-votes will have no effect on the vote on such matter.

Under current rules of the New York Stock Exchange to which its members are subject, brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions with respect to ratification of the selection of the Company’s independent registered public accounting firm, but not with respect to the election of directors or approval of the 2007 Stock Incentive Plan.  Broker non-votes are counted for purposes of determining a quorum.

Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Audit Committee of the Board of Directors is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.  The Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

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If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies.

Results of Voting

The results of the voting will be announced at the meeting. We will also publish the results in a Form 8-K which we will file with the Securities and Exchange Commission (the “Commission” or the “SEC”).

Costs of Proxy Solicitation

The cost of preparing and mailing this Proxy Statement and accompanying materials will be borne by the Company.  The Company also will reimburse brokers who are holders of record of Common Stock for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares.  In addition to the use of the mails, proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, email, telegraph or in person.

Internet Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year ended December 31, 2011 are available at http://ir.chindex.com/ProxyMaterials-2012.cfm.

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PROPOSAL 1—ELECTION OF DIRECTORS

Seven directors will be elected this year for terms expiring in 2013. The nominees for election are:

Holli Harris
Carol R. Kaufman
Roberta Lipson
Kenneth A. Nilsson
Julius Y. Oestreicher
Lawrence Pemble
Elyse Beth Silverberg

Each nominee is currently serving as a director of the Company.  Each nominee, if elected at the Annual Meeting, will serve as a director until the 2013 annual meeting of stockholders or until such director’s successor has been elected and qualified or such director’s earlier resignation or removal.

Assuming a quorum is present, the seven nominees receiving the most affirmative votes at the meeting will be elected as directors.  Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors.  If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee, or the Board may reduce the number of directors to be elected. Stockholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included below under the caption “Information About Nominees.” These biographies include their age, business experience and the names of publicly held and certain other corporations and organizations of which they are also directors.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF THESE SEVEN DIRECTOR NOMINEES.

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Information About Current Directors and Executive Officers

The directors and executive officers of the Company and their present positions with the Company are as follows:

Name	Positions with the Company
Kenneth A. Nilsson(1)(2)(3)	Chair of the Board of Directors
Roberta Lipson	President, Chief Executive Officer and Director
Elyse Beth Silverberg	Executive Vice President, Secretary and Director; Chief Operating Officer of Chindex Medical Limited (the Company’s joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.)
Lawrence Pemble	Executive Vice President, Chief Operating Officer and Director; Chief Financial Officer of Chindex Medical Limited
Robert C. Low	Senior Vice President, Finance, Chief Financial Officer and Corporate Controller
Holli Harris(1)(2)	Director
Carol R. Kaufman(1)(2)(3)	Director
Julius Y. Oestreicher(1)(2)(3)	Director
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(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

All directors of the Company hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified.  The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company’s stockholders and hold office until their successors have been chosen and qualified.

Information About Nominees

The following nominees are currently serving as members of the Company’s Board of Directors and are standing for re-election.

ROBERTA LIPSON, 57, co-founded the Company in 1981.  Ms. Lipson has served as the Chief Executive Officer and a Director since 1981, and as the Chairman of the Board of Directors from 1981 until 2004.  From 1979 until founding the Company in 1981, Ms. Lipson was employed in China by Sobin Chemical, Inc., a worldwide trading company, as Marketing Manager, coordinating marketing and sales of various equipment in China.  Ms. Lipson was employed by Schering-Plough Corp. in the area of product marketing until 1979.  Ms. Lipson received a B.A. degree in East Asian Studies from Brandeis University and an MBA degree from Columbia University Graduate School of Business.  Ms. Lipson’s decades of experience with the Company and her prior education and experience related more generally to marketing in China make her a valuable member of our Board of Directors.

ELYSE BETH SILVERBERG, 55, co-founded the Company in 1981.  Ms. Silverberg has served as the Company’s Executive Vice President and Secretary and as a Director since that time.  She has also served as Chief Operating Officer of the Company’s Chindex Medical Limited (CML) joint venture since its formation in December 2010.  Prior to founding the Company, Ms. Silverberg worked with Ms. Lipson at Sobin Chemical, Inc. from 1980 to 1981 and was an intern in China with the National Council for U.S.-China Trade from 1979 to 1980.  Ms. Silverberg received a B.A. degree in Chinese Studies and History from the State University of New York at Albany.  Ms. Silverberg’s decades of experience with the Company and her prior education and experience related to China make her a valuable member of our Board of Directors.

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LAWRENCE PEMBLE, 55, joined the Company in 1984 and has served as Executive Vice President and Chief Operating Officer since January 2012.  He served as Executive Vice President and Chief Financial Officer from January 1996 through December 2011.  He has also served as Chief Financial Officer of CML since its formation in December 2010.  From 1986 through April 1992 and September 1993 to the present, Mr. Pemble has also served as a Director of the Company.  Prior to joining the Company, Mr. Pemble was employed by China Books and Periodicals, Inc. as Manager, East Coast Center.  Mr. Pemble holds a B.S. degree in Business and Accounting from the University of Phoenix, a B.A. degree in Chinese Studies and Linguistics from the State University of New York at Albany and an MBA degree from the University of Michigan.  Mr. Pemble’s background in business and finance coupled with his decades of experience with the Company and prior education and experience relating to China makes him a valuable member of our Board of Directors.

KENNETH A. NILSSON, 79, has served as a Director of the Company since January 1996 and the Chairman of the Board of the Company since October 2004.  Mr. Nilsson formerly served as President of Cooper Laboratories, Inc.; President of Cooper Lasersonics, Inc.; Managing Director of Pfizer Taito Ltd.; President of Max Factor, Japan; and Chairman of the Monterey Institute of International Studies.  Mr. Nilsson also serves on the boards of AAA Club Partners and AAA of Northern California, Nevada and Utah. Mr. Nilsson received a B.A. degree from the University of Southern California and an M.A. degree from the University of California.  Mr. Nilsson’s extensive business experience, including experience in the medical and international areas, make him a valuable member of our Board of Directors.

HOLLI HARRIS, 45, has served as a Director of the Company since August 2004.  Ms. Harris worked for the U.S. State Department at the U.S. Embassy in Moscow, and has since served in financial and strategic management positions in the energy, banking, biotech and automotive industries.  In 2003, Ms. Harris was a Financial Analyst with Amgen Inc., an international biotechnology and pharmaceutical firm.  From 2004 to 2008, Ms. Harris was a Financial Manager at Corbis Corporation, an international visual and image solutions provider.  Ms. Harris currently is a small business owner and an independent business strategy and process consultant.  Ms. Harris has a dual degree in Russian Language and International Relations from the University of California - Davis and an MBA degree in Finance from the University of Michigan.  Ms. Harris’s extensive experience in finance and strategic planning and her background in international matters make her a valuable member of our Board of Directors.

CAROL R. KAUFMAN, 63, has served as a Director of the Company since November 2000.  Ms. Kaufman has been an officer, including Chief Administrative Officer, of The Cooper Companies, Inc., a medical device company, since October 1995, including being elected Vice President of Legal Affairs in March 1996, Senior Vice President in October 2004 and Executive Vice President and Secretary since July 2011.  From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of The Cooper Companies, Inc.  Beginning in 1971, she held a variety of financial positions, including Deputy Corporate Controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc.  Ms. Kaufman received her undergraduate degree from Boston University.  Ms. Kaufman’s extensive business experience, including extensive experience in corporate governance, makes her a valuable member of our Board of Directors.  Her experience in the medical device industry is of particular value to our Board in light of the importance of the medical products industry to the Company.

JULIUS Y. OESTREICHER, 82, has served as a Director of the Company since January 1996.  Mr. Oestreicher has been a partner with the law firm of Oestreicher, Ennis, Dalrymple & Dalrymple, LLP and its predecessor firms for more than thirty years, engaging primarily in estate, tax and business law.  Mr. Oestreicher received a B.B.A. degree in Business Administration from City College of New York and a J.D. degree from Fordham University School of Law.  He is also a Certified Public Accountant.  Mr. Oestreicher’s background in tax and business law and his knowledge of accounting and finance make him a valuable member of our Board of Directors.

Information About Executive Officers

Please refer to the “Information About Nominees” section above for the biographies of Ms. Lipson, our President and Chief Executive Officer, Ms. Silverberg, our Executive Vice President and Secretary, and Mr. Pemble, our Executive Vice President and Chief Operating Officer.

ROBERT C. LOW, 57, joined the Company in September 2008 and has served as Senior Vice President, Finance, Chief Financial Officer and Corporate Controller since January 2012.  He served as Vice President, Finance, Chief Accounting Officer and Controller from November 2008 through December 2011.  Prior to joining the Company, Mr. Low was employed by Middlebrook Pharmaceuticals, Inc., which develops anti-infectious drug products, from 2006 to 2008 as Vice President, Chief Financial Officer and Treasurer and from 2003

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to 2006 as Corporate Controller.  In April 2010, Middlebrook Pharmaceuticals filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.  Prior to his employment at Middlebrook, Mr. Low worked in various capacities in public and private accounting.  Mr. Low is a Certified Public Accountant, holding a B.A. degree in Economics from the University of Pennsylvania and an MBA degree in Finance from the University of Houston.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance

The system of governance practices followed by the Company is memorialized in the Company’s Governance Guidelines and the charters of the three committees of the Board of Directors.  The Governance Guidelines and charters are intended to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management.  The Governance Guidelines also are intended to align the interests of directors and management with those of the Company’s stockholders. The Governance Guidelines establish the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees and director compensation.  The Board annually conducts a self-evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.

The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.  The Board has three committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.  The Governance Guidelines, as well as the charter for each committee of the Board, may be viewed at www.chindex.com.

Director Independence

We believe that independent directors play a critical role in governing the Company, and we are committed to ensuring that a majority of our directors are independent. Currently four of our seven directors satisfy the independence requirements of The Nasdaq Global Market’s listing standards.  Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that in the opinion of the Board of Directors would interfere with his or her exercise of independent judgment as a director.  The independent directors are: Ms. Harris, Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher.

In addition to the Board’s determination that four of the seven nominees for election meet the foregoing independence standards, the Board has also determined that each member of our Audit Committee, our Governance and Nominating Committee and our Compensation Committee is independent under these standards.  These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and the Company, our senior management and our independent auditor, on the other hand.

Board Committees and Procedures

Our full Board of Directors considers all major decisions.  However, we have established a Governance and Nominating Committee, an Audit Committee and a Compensation Committee so that some matters can be addressed in more depth than may be possible in a full Board meeting.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Ms. Kaufman (Chair), Mr. Nilsson and Mr. Oestreicher.  The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members and management.  This Committee will consider Director candidates from stockholders for election at the Annual Meeting if such nominees are submitted in accordance with the procedures set forth in the Company’s bylaws.  During the fiscal year ended December 31, 2011, the Governance and Nominating Committee held three meetings.

The principal responsibilities of the Governance and Nominating Committee include: determining the slate of director nominees for election to the Company’s Board of Directors; identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings; reviewing the composition of Board committees; monitoring compliance with, reviewing, and recommending changes to the Company’s Governance Guidelines; and reviewing the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.  The Governance and Nominating Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters.  The specific responsibilities and functions of the Governance and Nominating Committee are delineated in the Governance and Nominating Committee Charter.

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The Governance and Nominating Committee annually reviews with the Board the appropriate characteristics, skills and experiences required for the Board as a whole and its individual members in the context of current Board composition and Company circumstances.  In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a practical level, including the China-related and other international aspects; and the individual’s educational and professional background and personal accomplishments.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment.  In addition, each nominee must have personal integrity, an ability to exercise sound and independent judgment, and adequate time to devote to the Company’s business. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body while giving the Company the benefit of the familiarity and insight into the Company’s business that the directors have accumulated during their tenure. Consistent with this policy, the Governance and Nominating Committee will as a general practice recommend the re-nomination of incumbent directors who continue to satisfy the criteria for membership on the Board. In determining whether to recommend a director for re-election under this policy, the Governance and Nominating Committee considers, in addition to the general criteria, the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

In the event the Governance and Nominating Committee determines to recommend a non-incumbent for election to the Board, in addition to the above criteria the Committee will consider the extent to which the candidate increases the diversity of the Board in terms of professional background, business experience, education, and other factors.

The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director should be sent to the attention of the Secretary of the Company, together with a brief biographical sketch of the proposed nominee, a description of the proposed nominee’s qualifications and expected contributions to the Board, the information required to be included in a proxy statement with respect to a nominee for director, a document indicating the candidate’s willingness to serve, if elected, a description of the relationships between the proposed nominee and the recommending shareholder, and evidence of the recommending shareholder’s ownership of Company stock. In order for a shareholder recommendation to be considered by the Governance and Nominating Committee, the recommendation and related information must be received by the Company no later than 120 calendar days before the anniversary of the date of the proxy statement for the prior annual meeting (i.e. by December 31, 2012 for the 2013 annual meeting).

Audit Committee. The current members of our Audit Committee are Ms. Harris (Chair), Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher, each of whom meets the independence requirements for audit committee members under SEC rules and the listing standards of The Nasdaq Global Market.  Additionally, the Board has determined that each of Ms. Harris, Ms. Kaufman, Mr. Nilsson, and Mr. Oestreicher is an audit committee financial expert as defined by SEC rules.  The Audit Committee meets at least annually to review the results of the annual audit and discuss the financial statements.  The Audit Committee also meets with the Company’s independent registered public accounting firm quarterly to discuss the results of their quarterly reviews as well as quarterly results and quarterly earnings releases.  The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board.  The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.  The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements.  The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.  The Audit Committee’s charter grants it the sole authority to select, and where appropriate replace, the Company’s independent public accounting firm, and the authority to retain legal counsel and consultants as it deems appropriate.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval.  The specific responsibilities in carrying out the Audit Committee’s oversight role are set forth in the Audit Committee’s Charter.  A report of the Audit Committee appears under the caption “Report of the Audit Committee” below.  During the fiscal year ended December 31, 2011, the Audit Committee held four meetings.

Compensation Committee. The current members of our Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman, Ms. Harris and Mr. Nilsson, each of whom meets the independence requirements of The Nasdaq Global Market.  The functions of the Compensation Committee include reviewing the competitiveness of the Company’s executive compensation programs; reviewing and approving goals and objectives relative to Chief Executive Officer (“CEO”) compensation; setting CEO compensation levels; approving salaries,

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 bonus and other compensation for all named executive officers after consultation with the CEO; reviewing and approving goals and awards made under any executive officer bonus plan; reviewing and approving awards under long-term incentive compensation plans, including equity plans; administering the Company’s equity compensation plans; and attending to such other matters relating to compensation as may be prescribed by the Board of Directors.  The specific responsibilities in carrying out the Compensation Committee’s role are set forth in the Compensation Committee’s charter.  The Compensation Committee’s charter grants the Compensation Committee the authority to retain legal counsel and consultants as it deems appropriate.  The Compensation Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval.  A report of the Compensation Committee appears at “Executive Compensation – Compensation Committee Report” below.  During the fiscal year ended December 31, 2011, the Compensation Committee held three meetings.

Board Meetings and Attendance

The full Board of Directors met six times during the fiscal year ended December 31, 2011.  Each incumbent director attended all of our board meetings and the meetings of the board committees on which he or she served.

Board Leadership Structure

It is the policy of the Board, as reflected in the Company’s Corporate Governance Guidelines, that the positions of Board Chair and Chief Executive Officer be held by different individuals.  Currently Mr. Nilsson serves as Board Chair and Ms. Lipson serves as President and Chief Executive Officer.  We believe that having an independent director serve as Board Chair allows our Chief Executive Officer to focus on setting the strategic direction of the Company and the general management and operation of the business, while allowing the Board Chair to lead the Board in providing independent oversight of management.

Board Role in Risk Oversight

The Board as a whole has ultimate oversight responsibility for the risk management process.  The risk oversight function is carried out both by the full Board and by individual committees that are tasked by the Board with oversight of specific risks.  The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.  The Compensation Committee evaluates risks associated with the Company’s compensation policies and practices so as not to encourage or reward excessive risk-taking by our executives or employees.  On a regular basis the Board and its committees receive information and reports from senior management and/or outside counsel and consultants and discuss the identification, assessment, management and mitigation of the risks associated with the Company’s strategic and business plans and operations.  The Company believes that our Board leadership structure is not related to how the Board addresses risk oversight.

Code of Business Conduct

The Company has adopted a Code of Business Conduct, which is applicable to all of its directors, officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer.  Certain sections of the Code are also applicable to the Board of Directors.  The Code is available on the Company’s website at www.chindex.com.  The Company intends to post on its website amendments to or waivers from the Code to the extent applicable to its principal executive officer, principal financial officer or principal accounting officer.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties.  Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis.  Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of

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the chair of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders.  Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders.  All of the members of the Board of Directors at the time of the annual meeting of stockholders in 2011 attended such meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman, Ms. Harris and Mr. Nilsson.  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Board Compensation in Fiscal 2011

Each director who is not an employee of the Company is paid for serving on the Board of Directors.  Directors who are also employees of the Company are not separately compensated for their services as directors.

During the period from June 2010 through March 20, 2011, non-employee cash director fees consisted of an annual retainer of $10,000 and an additional $2,500 for each meeting of the Company’s stockholders, the Board, or a Board committee attended in person; $1,000 for each meeting of the Board attended by telephone; and $750 for each meeting of a Board committee attended by telephone. If more than one meeting was held on the same day, meeting fees were paid for only a single meeting, subject to the discretion of the Governance and Nominating Committee to pay additional fees for meetings lasting more than one day.  In addition, in November 2010, each non-employee director was granted 9,000 shares of restricted stock for service on the Board and an additional 5,000 shares of restricted stock for service as chair of the Board or of a Board committee.  These shares vested on the earlier of the three-month anniversary of the date of grant or the day immediately preceding the next annual meeting of the stockholders of the Company.

On March 20, 2011 the Board adopted a fee schedule providing for annual compensation of $100,000 for service on the Board and $75,000 for service on one or more Board committees, both of which would be payable in the form of restricted stock granted at the Board meeting immediately following the annual shareholder meeting and vesting on the six-month and one-year anniversaries of the date of grant.  In addition, the chair of the Board and of each committee would receive a quarterly fee of $12,500 payable in cash at the beginning of each calendar quarter.  Directors would also receive meeting fees in the amount of $3,500 for each meeting of the Company’s stockholders, $2,500 for each Board meeting, and $1,000 for each Board committee meeting attended in person or by teleconference.

Effective July 15, 2011 the Board adopted a revised fee schedule providing for annual compensation of $80,000 payable in the form of restricted stock for service on the Board and the following additional amounts for service as Board or committee chair:  (i) for service as Board chair, an annual restricted stock grant valued at $50,000 and a quarterly cash fee of $15,000; (ii) for service as Audit Committee chair, an annual restricted stock grant valued at $40,000 and a quarterly cash fee of $12,500; and (iii) for service as chair of any other Board committee, an annual restricted stock grant valued at $40,000 and a quarterly cash fee of $10,000.  All of the restricted stock will be granted at the Board meeting immediately following the annual shareholder meeting and will vest on the six-month and one-year anniversaries of the date of grant.  All of the quarterly cash fees will be paid on the first business day of each March, June, September, and December.  Directors will also receive meeting fees in the amount of $4,500 for each meeting of the Company’s stockholders, $2,500 for each Board meeting, and $1,500 for each Board committee meeting attended in person, by video conference, or by teleconference.

Board members are reimbursed for reasonable expenses in attending meetings of the Board of Directors and for expenses incurred in connection with their complying with our corporate governance policies.  The Company also pays for hotel accommodations, group meals, and ground transportation for a director’s spouse or partner who accompanies the director to a Board or shareholder meeting.  The Company also provides directors’ and officers’ liability insurance for our directors and has entered into indemnity agreements with them.

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The following table shows the compensation received by each of our non-employee directors for the fiscal year January 1, 2011 through December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Total ($)

Holli Harris	62,250	173,655	—	235,905

Carol R. Kaufman	58,750	173,655	—	232,405

Kenneth A. Nilsson	68,750	173,655	—	242,405

Julius Y. Oestreicher	58,750	173,655	—	232,405

(1)
The amounts in the “Stock Awards” column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures).  These awards were granted on June 9, 2011 on which date the fair market value per share was $14.22.

(2)	At December 31, 2011, each of the non-employee directors held 6,106 unvested shares of restricted stock.

(3)
At December 31, 2011, the number of vested stock options held by the non-employee directors was as follows:  Ms. Harris, none; Ms. Kaufman, none; Mr. Nilsson, none; and Mr. Oestreicher, 85,500.  At December 31, 2011, there were no unvested stock options held by the non-employee directors.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to:

•	attract, motivate, retain and reward employees of outstanding ability;
•	link changes in employee compensation to individual and corporate performance;
•	facilitate the development of a progressive, results-oriented high performance culture;
•	provide opportunities for employee involvement, development and meaningful contribution;
•	support the achievement of annual and long-term financial and strategic goals by rewarding employees for superior results; and
•	align employees’ interests with those of the stockholders.

The ultimate objective of our compensation program is to improve shareholder value.  In furtherance of that objective, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of perceived comparable companies in the marketplace.  The Company historically has believed and continued to believe throughout 2011 that it cannot reasonably identify peer issuers on an industry or line-of-business basis, principally due to the nature of the Company’s business of providing premium quality healthcare services in China through the operation of a network of private primary care hospitals and affiliated ambulatory clinics.  In addition our named executive officers spend varying amounts of their time in managing and/or overseeing the activities of our 49%-owned joint venture, CML, which is engaged in the marketing, distribution and servicing of medical equipment in China and Hong Kong and in the manufacturing, marketing, sales, and distribution of medical devices, medical equipment, and consumables. As a result, we do not believe that we have a peer group against which to compare and from which to directly and empirically derive a basis for our compensation program.  We do, however, generally consider entities with similar equity market capitalizations in making compensation decisions.

The above policies guide the Compensation Committee of our Board of Directors (the “Committee”) in assessing the compensation to be paid to our executive officers.  The Committee endeavors to ensure that the total compensation paid to executive officers is fair, reasonable, competitive and consistent with our compensation policies.  The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation.

Impact of Advisory Say-On-Pay Vote

The Compensation Committee and the Board of Directors value the opinions of our stockholders.  At our 2011 Annual Meeting, more than 88% of the votes cast on the say-on-pay proposal were in favor of our named executive officers’ compensation.  The Compensation Committee considered these results as support for our current program, and accordingly, did not make any changes to our executive compensation program in 2011.  However, unrelated to the shareholder vote, in 2011 we retained a compensation consultant to help us evaluate our program.  As a result of this evaluation we are instituting changes to our long-term equity program for 2012.  The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

With respect to the advisory vote on the frequency of future say-on-pay votes, over 70% of the votes cast favored a vote every three years.  In accordance with this recommendation, the Board of Directors has determined that the Company will conduct future advisory votes on executive compensation every three years (with the next such vote to be held at the 2014 annual meeting) until the next required vote on the frequency of say-on-pay votes (in 2017), unless the Board otherwise determines that a different frequency for such advisory votes is in the best interest of the Company’s stockholders.

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the compensation paid to Ms. Lipson, our President and Chief Executive Officer.  The President and Chief Executive Officer recommends to the Committee the compensation paid to Ms. Silverberg, Executive Vice President and Secretary, and to Mr. Pemble, Executive Vice President and Chief Operating Officer.

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Following a review of such recommendations, the Committee approves compensation for such officers in an amount the Committee deems reasonable and appropriate. During 2011, the salary and bonus of Mr. Low, who at the time was Vice President, Finance, Chief Accounting Officer and Controller, was determined by Mr. Pemble, subject to the approval of Ms. Lipson and the Committee. The equity compensation of all of our executive officers, including Mr. Low, is determined by the Committee based on the recommendations of management.

Management plays a significant role in the compensation-setting process for executive officers by:

•	recommending financial performance metrics for the Company’s annual Executive Management Incentive Program (“EMIP”) based on the Company’s overall business plan and budget as approved by the Board;
•	providing the Committee with quantitative calculations of such awards based on the Company’s operating results;
•	recommending individual non-financial goals under the EMIP, subject to approval by the Chief Executive Officer and the Committee;
•	providing a self-assessment of the extent to which the individual non-financial goals were achieved, which assessment is commented on by the Chief Executive Officer; and
•	recommending salary levels, bonuses and equity-based awards.

Management also prepares meeting information for most Committee meetings, and the Chief Executive Officer participates in certain Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers (other than the Chief Executive Officer).

Setting Executive Compensation

The Committee structures executive compensation with an aim to motivate our executive officers to achieve our business goals and reward executive officers for achieving such goals.

In making compensation decisions, the Committee believes that information regarding pay practices at other companies is useful, but not determinative, because the Committee believes that we have no directly comparable peer companies and recognizes that our compensation practices must be competitive in the marketplace in general.

In December 2010, in connection with its consideration of salary increases for the named executive officers for 2011, the Committee reviewed survey data prepared by ERI Economic Research Institute (“ERI”), a nationally-recognized compensation data service.  The data provided information about cash compensation levels of specified officer positions at comparable size companies in the Company’s industries.  The information was provided on an aggregate basis for companies within these industries, without referring to individual companies.  This information was deemed to be only generally applicable, both because the functions of our executive officers do not directly match the specified officer positions reflected in the survey data and because the Company’s operations are not directly comparable to the industries reflected in the survey data.  In addition, during 2011 the functions of certain executives evolved in response to operational requirements, resulting in certain additional and increased responsibilities.  We believe that we are the only foreign-invested, multi-facility hospital network in China. We have not identified any comparable entities having a substantially similar mix of operations and size in China. Although we used the ERI compensation data as an informal guide, we did not numerically or objectively benchmark against any of the data contained therein in any material respect.  The principal use of the ERI survey was as a reference to perceived generally comparable positions.  The Committee exercised broad discretion in whether and to what extent (if at all) to use the information from the survey.

During 2011 the Committee retained the compensation consulting firm Pay Governance to assist it.  In June 2011 Pay Governance provided the Committee with broad-based survey information for general purposes, including an understanding of current compensation practices at similar size companies, but did not provide consulting or advisory services as to pay elements or specific amounts for the Company’s executive officers.  Pay Governance provided the Committee with the ranges of compensation and elements thereof applicable to each of the Company’s named executive officers, and the Committee used this information in its consideration of the equity grants it made to the executive officers.

In making its compensation decisions in the fiscal year ended December 31, 2011, the Committee also considered other information, such as informally-perceived compensation opportunities available to our employees in the marketplace.  The Committee relies upon its judgment and, when appropriate, management’s judgment, of each individual executive

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officer in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value.  Key factors affecting this judgment include:

•	performance compared to the financial, operational and strategic goals established for the executive, the Company or an applicable operating segment;
•	nature, scope and level of responsibilities of the particular executive;
•	the executive’s contribution to our financial results; and
•	the executive’s effectiveness in leading and/or carrying out our strategic initiatives.

In addition, the Committee considers each executive officer’s current and prior-year salary and bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers, if any, within the Company and the recommendations by the Chief Executive Officer as to each other executive officer.

Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for the executive officers were:

•	base salary;
•	performance-based annual incentive bonus;
•	long-term equity incentive compensation; and
•	perquisites and other personal benefits.

Base Salary

We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  In setting base salaries, the Committee periodically reviews published compensation survey data for similar size companies.  The base salary for each of the executive officers is guided by the salary levels for perceived comparable positions in the marketplace, as well as the individual’s personal performance and internal alignment considerations.  The relative weight given to each factor varies with each individual at the Committee’s discretion. Our overall anticipated and actual performance and profitability and macro-economic matters, such as cost of living increases, are also factors in determining the base salaries for the executive officers.

In December 2010, the Committee increased the base salaries of each of Ms. Lipson, Ms. Silverberg and Mr. Pemble, effective January 1, 2011, to $425,000, $390,000, and $390,000, respectively.

In approving this increase, the Committee considered the ERI data and the achievements of the executive officers, particularly in the establishment of the CML joint venture and in the ongoing expansion of the Company’s healthcare operations.  The Committee also considered that the workload of each of Ms. Lipson, Ms. Silverberg and Mr. Pemble was expected to increase as a result of the joint venture and ongoing expansion, with Ms. Silverberg and Mr. Pemble serving as Chief Operating Officer and Chief Financial Officer, respectively, of the joint venture in addition to continuing their roles as executive officers of the Company, and with Ms. Lipson involved in business development and acquisition planning  in addition to her service as Chief Executive Officer of the Company. The Committee also considered that Mr. Pemble’s responsibilities included investor relations, budgeting, tax and certain operational responsibilities in addition to his responsibility for financial reporting.

Mr. Low’s salary was recommended to the Committee by Mr. Pemble and approved by Ms. Lipson.  The Committee considered Mr. Low’s individual performance, the Company’s performance, and the Committee’s determinations with respect to salary increases for the other executive officers.  Based on these factors, Mr. Low’s base salary was increased to $240,726, effective January 1, 2011.  In connection with Mr. Low’s promotion to Chief Financial Officer, in January 2012, the Committee approved an increase in his base salary to $252,740 effective January 1, 2012.  The Committee considered a number of factors in determining Mr. Low’s base salary, including in particular the anticipated financial complexity of and time and attention required for the deconsolidation of the Company’s healthcare products operations into CML.

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Performance-Based Annual Incentive Bonus

In March 2011, the Committee established the performance objectives for its performance-based annual incentive bonus plan, referred to as the Executive Management Incentive Program (“EMIP”).  The executive officers made eligible for the EMIP were Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low.

As in prior years, the EMIP used both financial and non-financial performance objectives. The maximum amount payable for achievement of performance goals was 55% of base salary for Ms. Lipson, Ms. Silverberg, and Mr. Pemble, and 35% of base salary for Mr. Low.  Of this amount, up to 35% of base salary (21% for Mr. Low) was payable for achievement of financial goals and up to 20% of base salary (14% for Mr. Low) was payable for achievement of non-financial goals.  The Committee felt that payment at these levels would link a significant portion of each executive’s total cash compensation to Company performance and would position the executive’s cash compensation generally within a perceived range for comparable positions at similar size companies when superior performance is achieved.  In addition, the EMIP contemplated that the Committee could grant a discretionary bonus of up to 50% of base salary to reward extraordinary efforts or achievements during the fiscal year.

Because Ms. Lipson’s and Mr. Low’s primary responsibilities were for the Company as a whole, their EMIP incentives for financial performance were based on the financial performance of the Company as a whole.  Because Ms. Silverberg and Mr. Pemble had responsibilities for both the Company as a whole and the CML joint venture, their EMIP incentives for financial performance were based 50% on the performance of CML and 50% on the performance of the Company as a whole.

The financial performance objectives utilized in the EMIP were based on revenue and income measures, which were weighted equally.  With respect to the Company as a whole, the measures were revenue growth and operating income growth, with the target growth range being 20-26% for revenues and 12-16% for operating income. With respect to CML, the measures were budgeted revenue and budgeted net income for CML, with the target range being at least 90% of budget for each measure.

For each of the above two financial performance measures, Ms. Lipson, Ms. Silverberg, and Mr. Pemble could each earn 15% of base salary if performance was within the target range and 17.5% of base salary if performance was above the target range (with each of these amounts weighted 50% for Company performance and 50% for CML performance for Ms. Silverberg and Mr. Pemble), and Mr. Low could earn 8.5% of base salary if performance was within the target range and 10.5% of base salary if performance was above the target range.  No amount would be payable with respect to a performance measure if performance for that measure was below the target range.  Performance under each financial performance measure was evaluated independent of performance under the other measure, and with respect to Ms. Silverberg and Mr. Pemble, Company and CML performance were each evaluated separately.

The bonus opportunity for each executive as a percentage of base salary can be summarized as follows:

Name	Payable for Chindex Revenue Goal	Payable for Chindex Income Goal	Payable for CML Revenue Goal	Payable for CML Income Goal	Payable for Non-Financial Goals

Roberta Lipson
At Target	15%	15%	—	—	10%
Above Target	17.5%	17.5%	—	—	20%
Elyse Beth Silverberg
At Target	7.5%	7.5%	7.5%	7.5%	10%
Above Target	8.75%	8.75%	8.75%	8.75%	20%
Lawrence Pemble
At Target	7.5%	7.5%	7.5%	7.5%	10%
Above Target	8.75%	8.75%	8.75%	8.75%	20%
Robert C. Low
At Target	8.5%	8.5%	—	—	6.5%
Above Target	10.5%	10.5%	—	—	14%

The non-financial objectives, which were individualized for each executive, primarily involved the completion and implementation of the CML joint venture from a financial and operating perspective, including transitioning employees, developing synergies and working relationships between the Company and its joint venture partner, and

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revision of substantial aspects of the Company’s financial reporting.  The goals also included development of a new strategic plan reflecting the formation of the joint venture, completion of specific hospital projects, client development and improving administrative processes.  Ms. Lipson, Ms. Silverberg, and Mr. Pemble could each earn 20% of base salary for substantial achievement of his or her non-financial objectives taken as a whole, and 10% of base salary for partial achievement of those objectives.  Mr. Low could earn 14% of base salary for substantial achievement of his non-financial objectives taken as a whole, and 6.5% of base salary for partial achievement of those objectives.  The non-financial objectives were stated on a qualitative rather than quantitative basis. The extent of achievement of such objectives was determined by the Committee in its discretion after consideration of each executive’s self-assessment of the extent of achievement of each objective and the evaluations of such assessment by and recommendations of the Chief Executive Officer.

At its meeting in March 2012, the Committee determined that Company revenue growth was within the target level, but that neither Company operating income growth nor the CML targets had been achieved.  The Committee also determined that each named executive officer had fully achieved his or her non-financial goals. In addition, the Committee determined to pay Mr. Low 20% of base salary for achievement of non-financial goals. The Committee felt that throughout much of the year Mr. Low had functioned at a level above his title and that the 20% of salary payout level was appropriate given his level of responsibilities during the year.  As a result of the Committee’s determinations, each executive received an EMIP payment as follows:

Name	Base Salary ($)	Paid for Financial Objectives		Paid for Non-Financial Objectives		Total Amount Paid under EMIP ($)
		Amount ($)	% of Base Salary	Amount ($)	% of Base Salary
Roberta Lipson	425,000	63,750	15%	85,000	20%	148,750
Elyse Beth Silverberg	390,000	29,250	7.5%	78,000	20%	107,250
Lawrence Pemble	390,000	29,250	7.5%	78,000	20%	107,250
Robert C. Low	240,726	20,462	8.5%	48,145	20%	68,607

Long-Term Equity Incentive Compensation

The Committee has the authority to make grants of equity to executive officers and other employees under our 2007 Stock Incentive Plan.  Grants of equity compensation are designed to attract and retain key managerial and professional talent, and align the interests of the executive officers with those of our shareholders by providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

In June 2011, the Committee made grants of stock options and restricted stock to our named executive officers.  The Committee’s decision as to the allocation between the two types of awards was made in light of the number of shares available under the 2007 Stock Incentive Plan.  The stock options were granted at fair market value on the date of grant and have a ten-year term.  The stock options and the restricted stock will vest in installments over a four-year period, in each case subject to continued employment, thus incentivizing the executive officer to remain employed by us during the vesting period.  The awards are subject to accelerated vesting in certain events, as described under “Grants of Plan-Based Awards in Fiscal 2011.”

In determining the size of the grants, the Committee considered the broad-based survey information provided to it by the compensation consulting firm Pay Governance.  That data indicated that the compensation levels of the Company’s named executive officers were generally in line with practices at companies of similar size, except that Ms. Lipson’s compensation was lower than that of chief executive officers of similar size companies.  The Committee set the size of the grants at a level that was intended to create a meaningful opportunity for stock ownership and participation in increases in our equity value.  In making this determination, the Committee considered the individual’s position and responsibilities, personal performance in recent periods, and his or her potential for future performance; the Company’s recent and projected performance; and the size of equity awards made to executive officers by similar size companies, as evidenced by the information in the compensation survey information.

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Based on these factors, the Committee made the following grants of restricted stock and stock options to our executive officers during the fiscal year ended December 31, 2011:

Name	# Shares of Restricted Stock Granted	# Stock Options Granted

Roberta Lipson	40,000	5,000
Elyse Beth Silverberg	35,000	5,000
Lawrence Pemble	35,000	5,000
Robert C. Low	15,000	3,000

2012 Long-Term Incentive Compensation

On March 28, 2012, the Compensation Committee adopted a newly-designed long-term incentive program under our 2007 Stock Incentive Plan for 2012 grants to executive officers and other key employees of performance-based restricted stock units.  The new program closely aligns the equity compensation paid to participants with the achievement of pre-set quantitative metrics.  The new program also is intended to enable our equity awards to be deductible as performance-based compensation in accordance with Section 162(m).  The new program was created with the assistance of Pay Governance LLC, an independent executive compensation consultant, which provided certain benchmark information from market-size comparable companies and assistance in sizing the grants.  The compensation consultant was identified and engaged directly by the Compensation Committee and has not provided any services to any member of management.

In general, the awards under the new program are initially expressed as a target number of units.  The target number of units will be adjusted to reflect the attainment of Company performance metrics during the performance period for the award, which in the case of the awards granted in 2012 is calendar year 2012.  The performance metrics used for these awards are Revenue and Adjusted EBITDA Margin, with the adjustment to the target number of units based on a combination of the level of performance on these metrics, ranging from zero if performance does not meet specified levels up to a maximum of 150% of the target number of units.  The number of units so determined will be increased or decreased by up to 25% based on the Company’s stock performance during 2012 relative to the performance of the Halter USX China Index, (an index calculated by the NYSE Arca of selected companies whose common stock is publicly traded in the United States and the majority of whose business is conducted within the People’s Republic of China, that have an average market capitalization greater than $50 million for the preceding 40 days, and that trade on the NYSE or NASDAQ).  The number of units earned after this adjustment is subject to vesting based on continued employment, with one-third of the units vesting at the end of each of 2013, 2014, and 2015, subject to accelerated vesting in specified events.  Upon the vesting of a unit, the award holder will receive one share of our common stock in settlement of that unit.

For more information on the grants made for 2012 under the new plan, see “Proposal 2 -- Approval of Amended and Restated 2007 Stock Incentive Plan -- Recent Awards under the 2007 Plan.”

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

As described below, certain of our executive officers have employment agreements that expressly entitle them to perquisites and other personal benefits.  In particular, each of Ms. Lipson and Mr. Pemble receives an annual tuition allowance, each of Ms. Lipson and Ms. Silverberg receives a monthly housing allowance in connection with their residence in China, and Mr. Pemble receives a monthly allowance relating to remote office expenses.  These executives are also entitled to the use of a Company car or reimbursement for business use of a personal car, and to reimbursement for certain travel expenses.

Employment Agreements

Ms. Lipson, Ms. Silverberg and Mr. Pemble have employment agreements which were entered into on October 31, 2006 and amended in December 2008.  The agreements with Ms. Silverberg and Mr. Pemble were also amended in December 2010 to extend the scope of their services to include services for the Company’s CML joint venture, and Mr. Pemble’s

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employment agreement was further amended as of January 1, 2012 to reflect the change in his title and duties from Chief Financial Officer to Chief Operating Officer of the Company. The agreements were intended to ensure that the Company would be able to maintain a continuous, stable and competent executive team.  The Committee believes that the future success of the Company will depend to a significant degree on the skills and competence of these executive officers.  Each employment agreement has a term ending on December 31, 2013.  The employment agreements provide for base salaries which are to be reviewed annually, annual bonus compensation (which has been implemented pursuant to the Executive Management Incentive Program), and long-term equity incentive compensation as determined by the Committee. The employment agreements further provide for the payment of annual allowances of up to $90,000 per year for the tuition for minor children of Ms. Lipson and Mr. Pemble, of $5,000 per month for housing expenses of Ms. Lipson and Ms. Silverberg in China, and of $5,000 per month for certain remote office expenses of Mr. Pemble.  The employment agreements also entitle the executives to the use of a Company car or an allowance to reimburse the executive for costs associated with the business use of a personal automobile.  During the years the executives are based in China, they are also entitled to reimbursement for round-trip economy class airfare from China to the executive’s home in the United States for the executive and his or her spouse and children.

In November 2008, the Company, entered into a three-year employment agreement with Mr. Low pursuant to which he served as Vice President, Finance, and Chief Accounting Officer, reporting to the Chief Financial Officer.  Mr. Low was subsequently given the additional position of Controller.  The employment agreement provided for an annual base salary, and, in the Company’s discretion, eligibility to participate in an annual bonus program providing for a potential bonus ranging from 10% to 35% of base salary.  The employment agreement also provided for a one-time award to Mr. Low of non-qualified options to purchase 6,000 shares of the Company’s Common Stock.  Effective January 1, 2012 the Company and Mr. Low entered into an amended employment agreement providing for Mr. Low’s service as Senior Vice President, Finance, Chief Financial Officer and Corporate Controller for a term ending January 1, 2015, providing for an increase in base salary, participation in the EMIP, and long-term equity grants as determined by the Committee.

For a description of the provisions of the employment agreements relating to termination of employment, see the section titled “Potential Payments Upon Termination or Change of Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  Non-performance-based compensation paid to the executive officers for the fiscal year ended December 31, 2011 did not exceed the $1 million limit for any executive officer.  The Company’s stock incentive plans have been structured so that awards under these plans may, but need not, qualify as performance-based compensation for purposes of Section 162(m), depending on the terms of the award.  To date, the stock options granted to the executive officers qualified as performance-based, but restricted stock awards and awards under the EMIP have not qualified.  In March 2012 the Committee granted performance-based restricted stock units to the named executive officers subject to shareholder approval of the amendment and restatement of our 2007 Stock Incentive Plan, which are intended to provide long-term equity compensation that qualifies as performance-based under Section 162(m).

Risk Assessment of Executive Officer Compensation Plans

The Company’s EMIP, which provides annual performance-based incentive compensation to our most senior executive officers, contains a number of features that discourage our executives from taking unnecessary and excessive risk, including the following:

•
Financial performance targets, although recommended by management based on the Company’s overall business plan and budget, are determined by the Compensation Committee.  Similarly, non-financial performance goals, though recommended by management, are subject to approval by the Committee.

•	The financial performance objectives for the fiscal year ended December 31, 2011 were equally weighted between revenue and operating income measures, thereby providing balanced incentives.

•
The financial performance measures applicable for the two named executive officers who are not also officers of the CML joint venture were based 100% on Company-wide performance, and the financial performance measures applicable for the two named executive officers who are also officers of the CML joint venture were based 50% on

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performance of the joint venture and 50% on Company-wide performance, thereby encouraging the entire management team to make decisions focused on the best long-term interests of the Company as a whole.

•	There is a limit on the amount which can be paid to any executive under the plan, regardless of the amount by which performance exceeds target levels.

•	The EMIP expressly provides the Committee with discretion to reduce amounts payable under the plan.

While the EMIP rewards achievement of short-term goals, the Company’s grants of equity awards encourage long-term value creation by providing for vesting over a number of years.  The grants made in 2011 vest in equal installments over a four-year period from the date of grant.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

                 RESPECTFULLY SUBMITTED:

                 THE COMPENSATION COMMITTEE

                 Julius Y. Oestreicher (Chair)
                 Carol R. Kaufman
                 Holli Harris
                 Kenneth A. Nilsson

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Summary Compensation Table

Name and Principal Position at December 31, 2011	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Roberta Lipson President and Chief Executive Officer	2011 2010B 2010A 2009	437,741 284,956 333,498 324,558	— 150,000 — 32,344(7)	568,800 668,250 331,500 189,900	44,950 43,200 42,200 679,425	148,750 41,286(6) 114,982(6) —	113,926(5) 123,987 171,932 128,456	1,314,167 1,311,679 994,112 1,354,683
Elyse Beth Silverberg Executive Vice President and Secretary; Chief Operating Officer of CML	2011 2010B 2010A 2009	401,692 256,460 300,148 292,102	— 150,000 — 43,664(7)	497,700 519,750 265,200 94,950	44,950 43,200 42,200 569,025	107,250 18,579(6) 66,287(6) 50,942(6)	78,775(8) 56,828 75,974 71,265	1,130,367 1,044,817 749,809 1,121,948
Lawrence Pemble Chief Financial Officer and Executive Vice President; Chief Financial Officer of CML(9)	2011 2010B 2010A 2009	390,000 226,800 278,100 270,000	— 150,000 — 27,000	497,700 519,750 265,200 126,600	44,950 43,200 42,200 569,025	107,250 34,020 95,850 —	87,296(10) 67,946 80,817 74,368	1,127,196 1,041,716 762,167 1,066,993
Robert C. Low Vice President, Finance, Chief Accounting Officer and Controller(11)	2011 2010B 2010A 2009	240,726 168,300 211,900 99,000	14,443 92,581 50,700 9,750	213,300 222,750 66,300 —	26,970 25,920 — 46,080	54,164 — — —	7,350(12) 5,829 1,521 2,670	556,953 515,380 330,421 157,500

(1)
Amounts for 2009 and 2010A reflect a fiscal year from April 1 through March 31.  Amounts for 2010B reflect a short fiscal year from April 1, 2010 through December 31, 2010.  Amounts for 2011 reflect a calendar fiscal year.

(2)
Ms. Lipson’s and Ms. Silverberg’s salaries were denominated in Chinese RMB and have been converted to USD using an average exchange rate as follows: for fiscal 2011, 6.46 RMB to $1.00; for fiscal 2010B, 6.52 RMB to $1.00; for fiscal 2010A, 6.83 RMB to $1.00; and for fiscal 2009, 6.81 RMB to $1.00.

(3)
The amounts in the “Stock Awards” column reflect the grant date fair value of restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year.  This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award.  These awards were granted on June 9, 2011, November 22, 2010, September 14, 2009, and September 15, 2008, on which dates the fair market value per share was $14.22, $14.85, $13.26, and $10.55, respectively.  Each award of restricted shares entitles the holder to payment of cash dividends at the same time as dividends are paid to other shareholders.  Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.

(4)
The amounts in the “Option Awards” column reflect the grant date fair value of stock options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year.  This is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  Assumptions made in calculating the grant date fair value for these awards are included in Note 1 to the Company’s financial statements for the applicable fiscal year.  Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.  These awards were granted on June 9, 2011, November 22, 2010, June 30, 2009, September 29, 2008, September 15, 2008, and June 26, 2008, and had a grant date per share fair value of the option of $8.99, $8.64, $8.44, $7.68, $7.36, and $10.57, respectively.  The “Option Awards” amounts for 2009 for each of Ms. Lipson, Ms. Silverberg, and Mr. Pemble includes $237,825 with respect to EMIP awards for fiscal 2009 based on the target level of performance as of the date of grant (June 26, 2008).  The award value for each of these executives based on maximum level of performance was $317,100.  The grant date fair value of these awards at the level actually vested was zero for Ms. Lipson and Mr. Pemble and was $158,550 for Ms. Silverberg.

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(5)
Consists of $33,624 for international tuition expenses for Ms. Lipson’s school aged children, housing allowance of $68,426 for Ms. Lipson’s housing in China, $2,682 reimbursement for home leave travel, $7,350 in matching contributions under the Company’s 401(k) plan and $1,844 for automobile and related expense.

(6)
Non-equity incentive for Ms. Lipson and Ms. Silverberg for fiscal years 2010B, 2010A and 2009 was established in RMB and converted to USD using an exchange rate of 6.52 RMB to $1.00 for 2010B, which was the average exchange rate over the nine months ended December 31, 2010, and 6.8263 RMB to $1.00 for 2010A and 6.8359 RMB to $1.00 for 2009, which were the exchange rates on the last day of the respective fiscal year.

(7)
Discretionary bonus for Ms. Lipson and Ms. Silverberg for 2009 was established in RMB and converted to USD using an exchange rate of 6.8359 RMB to $1.00, which was the exchange rate on the last day of the fiscal year.

(8)	Consists of housing allowance of $68,425 for Ms. Silverberg’s housing in China, $3,000 reimbursement for home leave travel and $7,350 in matching contributions under the Company’s 401(k) plan.

(9)	Effective January 1, 2012 Mr. Pemble was appointed Chief Operating Officer (retaining his positions as Executive Vice President of the Company and Chief Financial Officer of CML).

(10)
Consists of $16,800 for tuition expenses for Mr. Pemble’s children, maintenance of remote office facility expenses of $60,000, $3,146 for life insurance and $7,350 in matching contributions under the Company’s 401(k) plan.

(11)	Effective January 1, 2012 Mr. Low was appointed Senior Vice President, Finance and Chief Financial Officer (retaining his positions as Chief Accounting Officer and Controller).

(12)	Consists of matching contributions under the Company’s 401(k) plan.

Grants of Plan-Based Awards in Fiscal 2011

The following table provides information about equity awards and non-equity incentive awards granted to the named executives in the fiscal year ended December 31, 2011:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)

Roberta Lipson	3/20/2011	42,500	170,000	233,750
	6/9/2011				40,000			568,800
	6/9/2011					5,000	14.22	44,950
Elyse Beth Silverberg	3/20/2011	39,000	156,000	214,500
	6/9/2011				35,000			497,700
	6/9/2011					5,000	14.22	44,950
Lawrence Pemble	3/20/2011	39,000	156,000	214,500
	6/9/2011				35,000			497,700
	6/9/2011					5,000	14.22	44,950
Robert C. Low	3/20/2011	15,647	56,571	84,254
	6/9/2011				15,000			213,300
	6/9/2011					3,000	14.22	26,970

(1)	All equity awards shown in this table were granted under the Company’s 2007 Stock Incentive Plan.

(2)
Amounts shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect performance awards for fiscal 2011 under the Executive Management Incentive Program (“EMIP”) as initially established.  Amounts in the “Threshold” column are the amounts that would have been paid if none of the financial objectives was satisfied but some of the executive’s non-financial objectives were satisfied.  Amounts in the “Target” column are the amounts that would have been paid if all of the financial objectives were satisfied at target level and some of the executive’s non-financial objectives were satisfied.  Amounts in the “Maximum” column are the amounts that would have been paid if all of the financial objectives were satisfied at above target levels and all of the executive’s non-financial objectives were satisfied.  The entire EMIP award

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was payable in cash. See the “Compensation Discussion and Analysis” for information with respect to the performance goals under the EMIP for fiscal 2011 and the determination of the amounts earned.

(3)
This column shows the number of shares of restricted stock granted to each named executive in the fiscal year ended December 31, 2011.  These grants vest as to one-fourth of the shares on each of the first four anniversaries of the date of grant, with full vesting in the event of the executive’s death, disability, a decrease in the Company’s ownership of the subsidiary, affiliate, or division employing the executive to less than 25%, or a change of control of the Company.  The employment agreement of each of the named executives provides that the executive’s restricted stock awards vest upon a termination of their employment by the Company without cause or by the executive for good reason.

(4)
This column shows the number of stock options granted to each named executive in the fiscal year ended December 31, 2011.  The stock options vest as to one-fourth of the shares on each of the first four anniversaries of the date of grant, with full vesting in the event of retirement, death, disability, a decrease in the Company’s ownership of the subsidiary, affiliate, or division employing the executive to less than 25%, or a change of control of the Company.  The employment agreement of each of the named executives provides that the executive’s stock options vest upon a termination of their employment by the Company without cause or by the executive for good reason.

(5)
This column shows the full grant date fair value of each equity award, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (excluding the estimated effect of any forfeitures), granted in the fiscal year ended December 31, 2011, which is the total amount the Company would expect to expense in its financial statements over the vesting period for the award.  The grant date fair value of each restricted stock award is the fair market value of the shares on the date of the award.  Assumptions made in calculating the grant date fair value for stock option awards are included in Note 1 to the Company’s financial statements for the fiscal year ended December 31, 2011.  The grant date fair value is $8.99 per share for the stock option awards and $14.22 per share for the restricted stock awards.

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Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the holdings of stock options and unvested restricted stock by the named executives as of December 31, 2011:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roberta Lipson	07/08/2005(3)	16,499	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/11/2007(4)	52,500	-	13.55	09/11/2017	-	-
	11/27/2007(5)	30,000	-	19.81	06/17/2018	-	-
	09/15/2008(6)	60,000	-	10.55	09/15/2018	-	-
	06/30/2009(6)	3,333	1,667	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	12,500	106,500
	11/22/2010(6)	1,666	3,334	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	26,668	227,211
	6/9/2011(4)	-	5,000	14.22	6/9/2021	-	-
	6/9/2011(4)	-	-	-	-	40,000	340,800
	Total	204,498	10,001	-	-	79,168	674,511
Elyse Beth Silverberg	04/26/2004(2)	37,500	-	8.33	04/26/2014	-	-
	07/08/2005(3)	16,500	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/11/2007(4)	45,000	-	13.55	09/11/2017	-	-
	11/27/2007(5)	12,000	-	19.81	06/17/2018	-	-
	06/26/2008(7)	10,000	5,000	15.32	06/26/2018	-	-
	09/15/2008(6)	45,000	-	10.55	09/15/2018	-	-
	06/30/2009(6)	3,333	1,667	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	10,000	85,200
	11/22/2010(6)	1,666	3,334	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	23,335	198,814
	6/9/2011(4)	-	5,000	14.22	6/9/2021	-	-
	6/9/2011(4)	-	-	-	-	35,000	298,200
	Total	211,499	15,001	-	-	68,335	582,214
Lawrence Pemble	02/07/2006(1)	84,000	-	4.36	02/07/2016	-	-
	09/11/2007(4)	45,000	-	13.55	09/11/2017	-	-
	11/27/2007(5)	30,000	-	19.81	06/17/2018	-	-
	09/15/2008(6)	45,000	-	10.55	09/15/2018	-	-
	06/30/2009(6)	3,333	1,667	12.37	06/30/2019	-	-
	09/14/2009(4)	-	-	-	-	10,000	85,200
	11/22/2010(6)	1,666	3,334	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	23,335	198,814
	6/9/2011(4)	-	5,000	14.22	6/9/2021	-	-
	6/9/2011(4)	-	-	-	-	35,000	298,200
	Total	208,999	10,001	-	-	68,335	582,214
Robert C. Low	09/29/2008(6)	6,000	-	10.99	09/29/2018	-	-
	09/14/2009(4)	-	-	-	-	2,500	21,300
	11/22/2010(6)	1,000	2,000	14.85	11/22/2020	-	-
	11/22/2010(6)	-	-	-	-	10,000	85,200
	6/9/2011(4)	-	3,000	14.22	6/9/2021	-	-
	6/9/2011(4)	-	-	-	-	15,000	127,800
	Total	7,000	5,000	-	-	27,500	234,300

(1)	All of these options vested on grant date.

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(2)	30,000 options vested on the date of grant and the remaining 7,500 options vested on March 15, 2005.

(3)	One-third of these options vested on the date of grant and the remaining options vested on February 7, 2006.

(4)	These options and shares vest one-fourth on each of the first four anniversaries of the date of grant.

(5)	These options were granted as part of the fiscal 2008 EMIP and vest one-third each on June 17, 2009, 2010 and 2011.

(6)	These options and shares vest one-third on each of the first three anniversaries of the date of grant.

(7)	These options were granted as part of the fiscal 2009 EMIP and vest one-third each on July 1, 2010, 2011 and 2012.

Option Exercises and Stock Vested in Fiscal 2011

The following table shows options exercised and restricted stock vested during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roberta Lipson	—	—	29,709	286,385
Elyse Beth Silverberg	—	—	21,915	209,697
Lawrence Pemble	—	—	22,915	219,646
Robert C. Low	—	—	6,249	58,172

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low.  The agreements with Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that in the event of the executive’s termination by the Company for “cause” or the executive’s voluntary resignation without “good reason,” the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, payment of or reimbursement for any unpaid housing allowance or unreimbursed business expenses, airfare, tuition and automobile expenses, payment for unused vacation and any amounts payable under Company benefit plans or policies.  Under the agreements, “cause” means willful misconduct or gross negligence, dishonesty or misappropriation of assets, certain absences from work, unauthorized disclosure of confidential or proprietary information under certain circumstances, a conviction for certain crimes or a violation of certain laws, or the failure to attempt to perform the executive’s duties, most of which events are subject to opportunities to cure.

The agreements also provide that in the event of the executive’s termination by the Company without “cause” or by the executive for “good reason,” the executive would be entitled to all of the above amounts and benefits plus (i) a lump sum payment equal to three times the sum of the ensuing year’s salary plus the prior year’s bonus plus the annual housing allowance; (ii) a pro-rated portion of the current year’s bonus (except that in the event of the executive’s termination following a change of control event, the pro-rated bonus is instead based on the greater of the executive’s average bonus for the two prior years or 30% of salary); (iii) continuation of specified medical benefits for life (unless the executive reaches the age of 65, or becomes eligible for Medicare or corresponding benefits with a new employer); (iv) an annuity policy which will provide the executive with payments of $500 per month from the date the executive reaches the age of 65 until his or her death that the executive can use to purchase supplemental health insurance; (v) vesting of all equity awards; and (vi) continuation of any tuition reimbursements for the remainder of the calendar year in which termination occurred plus three additional years.  The executive is also entitled to a tax gross-up to the extent amounts payable to the executive in connection with a change of control event are subject to excise tax.  Under the employment agreements, “good reason” means any reduction in the executive’s authority, duties or responsibilities; an adverse change in the executive’s position, title or reporting responsibility (except for changes solely by virtue of the Company being acquired by another entity); the assignment of duties to the executive that are inconsistent with his or her position and status; a reduction in the

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executive’s annual salary or bonus opportunity; the failure to cure a material breach of the executive’s employment agreement by the Company; or relocation of the executive without his or her consent, all but the last of which events are subject to an opportunity to cure.

The agreements also provide that the executive’s employment terminates automatically upon the executive’s death and may be terminated by the Company in the event of the executive becoming disabled.  For purposes of the agreements, “disability” is defined as physical or mental incapacity of a nature which prevents the executive, in the good faith judgment of the Company’s Board of Directors, from performing his or her duties under the agreement for a period of 180 consecutive days or 270 days during any year.  In the event of death or disability, the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus (based on the greater of the executive’s average bonus for the two prior years or 30% of salary).  In addition, the agreements require the Company to provide each executive with a life insurance policy having a benefit payable upon death equal to three times the executive’s salary.

The agreements also provide that the executive’s employment would terminate immediately and automatically upon the expiration of the term of the agreement (December 31, 2013).  The executive would be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus; provided, however, that if the executive’s employment was terminated at the expiration of the term and the Company had not previously offered to renew the employment agreement on commercially reasonable terms, then the Company would also pay or provide (i) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period, and (ii) the annual salary to the same extent to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period.

The employment agreements have non-competition, confidentiality and non-solicitation provisions.  The non-competition provision states that the executive officer will not compete with the Company through the end of one year after cessation of employment, with certain exceptions.  The confidentiality provision states that the executive officer will maintain the confidential information of the Company in confidence during and after employment, with certain exceptions.  The non-solicitation provision states that, for one year after cessation of employment, the executive officer will not solicit for employment or hire any person who was employed by the Company during the term of such person’s employment, with certain exceptions.

Mr. Low’s employment agreement, as it was in effect in 2011, provided that in the event his employment was terminated by the Company without “cause” he would be entitled to earned but unpaid salary and any amounts payable under Company benefit plans and policies plus continued payment of his base salary for a period of (i) three months, if such termination occurred prior to November 11, 2009 (the first anniversary of the agreement), or (ii) six months if termination occurred thereafter.  In the event of any other termination of employment, he would only be entitled to earned but unpaid salary and any amounts payable under Company benefit plans and policies.  Under this agreement, “cause” was defined as willful misconduct or gross negligence; dishonesty or misappropriation of assets; certain absences from work; unauthorized disclosure of confidential or proprietary information under certain circumstances; conviction of certain crimes or violation of certain laws; willful or grossly negligent violation of the Company’s policies and procedures or of reasonable and appropriate directions from senior management; and unsatisfactory performance not remedied within 30 days of notice.  The agreement contained non-competition, confidentiality and non-solicitation provisions.

Mr. Low’s employment agreement was amended effective January 1, 2012 to provide for a three-year term ending January 1, 2015.  It provides that in the event of termination of Mr. Low’s employment by the Company without “cause” or by Mr. Low for “good reason” (as those terms are defined in the employment agreements of the other named executives), he would be entitled to (i) earned but unpaid salary, (ii) earned but unpaid bonus for a previously completed fiscal year, (iii) continued payment of his base salary for a period of twelve months (or for the balance of the term of the agreement, if shorter), (iv) a pro-rated portion of the current year’s bonus, (v) vesting of all equity awards, and (vi) any amounts payable under Company benefit plans or policies.  If his employment is terminated for “cause”, he would receive only earned but unpaid salary and amounts payable under Company benefit plans or policies.  In the event of any other termination of employment, including on account of death, disability, voluntary termination without “good reason”, or on the expiration of the term of the agreement, he would be entitled to receive earned but unpaid bonus for a previously completed fiscal year as well as earned but unpaid salary and amounts payable under Company benefit plans or policies.  The agreement contains non-competition, confidentiality and non-solicitation provisions.

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The restricted stock awards granted to the executive officers generally become fully vested upon the executive’s death or disability, upon a change in control of the Company, a decrease in the Company’s ownership of the subsidiary, affiliate or division employing the executive to less than 25%, or, in the case of awards granted before 2010, upon a termination of the executive’s employment by the Company without “cause.”  The stock option awards granted to the executive officers generally become fully vested upon the executive’s retirement, death or disability, or upon a change in control of the Company or a decrease in the Company’s ownership of the subsidiary, affiliate or division employing the executive to less than 25%.  In addition, the employment agreements, of Ms. Lipson, Ms. Silverberg, and Mr. Pemble (and of Mr. Low beginning in 2012) provide that their equity awards become fully vested upon a termination of the executive’s employment by the Company without “cause” or by the executive for “good reason.”  The stock options generally terminate immediately upon a termination for “cause,” 90 days after voluntary resignation or resignation for “good reason,” six months after termination of the executive’s employment by the Company without “cause,” two years after termination due to retirement, death, or disability, and one year after a termination of employment following a change in control.

The following table provides an estimate of the potential payments and benefits that each of the named executives would be entitled to receive upon termination of employment under various circumstances and upon a change of control.  In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2011.  The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously vested stock options (which amount can be calculated from the “Outstanding Equity Awards at 2011 Fiscal Year-End” table).  The table also does not include benefits that are provided on a non-discriminatory basis to salaried employees generally, including amounts payable under the Company’s 401(k) Plan.

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)	Tax Gross-up ($)	Total Termination Benefits ($)
Roberta Lipson
• Voluntary Resignation or Termination for Cause	148,750(2)	—	—	—	—	148,750
• Death or Disability	157,928(3)	—	674,511	—	—	832,439
• Retirement	148,750(2)	—	—	—	—	148,750
• Termination Without Cause or for Good Reason	2,050,000	250,291(4)	674,511	270,000(5)	—	3,244,802
• Change of Control	—	—	674,511	—	—	674,511
• Sale of Subsidiary or Division Employing Executive	—	—	674,511	—	—	674,511
• Termination Without Cause or for Good Reason after Change of Control	2,024,102	250,291(4)	674,511	270,000(5)	1,209,910	4,428,814
• Failure to Renew	573,750	16,452	—	—	—	590,202

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	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)(1)	Continued Tuition Allowance ($)	Tax Gross-up ($)	Total Termination Benefits ($)
Elyse Beth Silverberg
• Voluntary Resignation or Termination for Cause	107,250(2)	—	—	—	—	107,250
• Death or Disability	117,433(3)	—	582,214	—	—	699,647
• Retirement	107,250(2)	—	—	—	—	107,250
• Termination Without Cause or for Good Reason	1,779,000	287,969(4)	582,214	—	—	2,649,183
• Change of Control	—	—	582,214	—	—	582,214
• Sale of Subsidiary or Division Employing Executive	—	—	582,214	—	—	582,214
• Termination Without Cause or for Good Reason after Change of Control	1,762,006	287,969(4)	582,214		968,945	3,601,134
• Failure to Renew	497,250	16,452	—	—	—	513,702
Lawrence Pemble
• Voluntary Resignation or Termination for Cause	107,250(2)	—	—	—	—	107,250
• Death or Disability	139,935(3)	—	582,214	—	—	722,149
• Retirement	107,250(2)	—	—	—	—	107,250
• Termination Without Cause or for Good Reason	1,779,000	334,464(4)	582,214	270,000(5)	—	2,965,678
• Change of Control	—	—	582,214	—	—	582,214
• Sale of Subsidiary or Division Employing Executive	—	—	582,214	—	—	582,214
• Termination Without Cause or for Good Reason after Change of Control	1,691,025	334,464(4)	582,214	270,000(5)	1,345,101	4,222,804
• Failure to Renew	497,250	20,508	—	—	—	517,758
Robert C. Low
• Voluntary Resignation or Termination for Cause	—	—	—	—	—	—
• Death or Disability	—	—	234,309	—	—	234,309
• Retirement	—	—	—	—	—	—
• Termination Without Cause	120,363	—	21,300	—	—	141,663
• Change of Control	—	—	234,309	—	—	234,309
• Sale of Subsidiary or Division Employing Executive	—	—	234,309	—	—	234,309
• Termination Without Cause after Change of Control	120,363	—	234,309	—	—	354,672
• Failure to Renew	—	—	—	—	—	—

BACK

(1)
Reflects the value of restricted stock and the option spread of stock options whose vesting is accelerated, in each case based on the closing price of the Chindex common stock on December 30, 2011, the last trading day of the fiscal year ($8.52 per share).

(2)	Reflects earned but unpaid bonus for fiscal 2011.

(3)	Amount paid in lieu of earned but unpaid bonus for fiscal 2011.

(4)	Calculated using an assumed life expectancy of 85 years and an annual inflation rate of 3%.

(5)
Calculated using the maximum benefit allowed under employment agreement.  Actual usage has been lower.  See footnotes to All Other Compensation column of the Summary Compensation Table for amounts paid in 2011.

BACK

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as set forth below, since January 1, 2011 there has not been any transaction, and there is no currently proposed transaction, involving the Company and any of its directors, executive officers, 5% stockholders or any members of the immediate family of any of the foregoing persons, which transaction would be disclosable pursuant to Item 404 of Regulation S-K as promulgated by the SEC.

On June 14, 2010, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Shanghai Fosun Pharmaceutical (Group) Co., Ltd (“Fosun Pharmaceutical”) and its subsidiary Fosun Industrial (together with Fosun Pharmaceutical, the “Fosun Entities”), which is the beneficial owner of more than 5% of the Company’s Common Stock.   Depending on the context, references herein to the Company or any Fosun Entity may include respective direct and indirect subsidiaries thereof.  Pursuant to the Stock Purchase Agreement, the Company agreed to issue and sell to Fosun Industrial a total of 1,990,447 shares (the “Shares”) of the Company’s common stock at a purchase price of $15 per share.

Pursuant to the Stock Purchase Agreement, the sale of the Shares would be completed in two closings.  The first closing occurred on August 27, 2010, at which the Company issued 933,022 Shares to Fosun Industrial for an aggregate purchase price of $13,995,330.  At the second closing (the “Second Closing”) under the Stock Purchase Agreement, the Company would sell the remaining 1,057,425 Shares to Fosun Industrial for an aggregate purchase price of $15,861,375.  The second closing under the Stock Purchase Agreement has been subject to the consummation of the Chindex Medical Limited joint venture ( “CML”), which was initially formed effective December 31, 2010 and recently fully consummated.  CML engages in the businesses of, among other things, (i) the marketing, distribution and servicing of medical equipment in China and Hong Kong (except that sales and distribution related activities in relation to sales and servicing in China and Hong Kong may take place in other jurisdictions) and (ii) the manufacturing, marketing, sales and distribution of medical devices and medical equipment and consumables, including our former Medical Products division.  CML is 51%-owned by Fosun Pharmaceutical and 49%-owned by the Company.

On June 14, 2010, the Company, Fosun Pharmaceutical and Fosun Industrial also entered into a Stockholder Agreement (the “Stockholder Agreement”).  Under the Stockholder Agreement, until the first to occur of (i) Fosun Industrial holds 5% or less of the outstanding shares of common stock, (ii) there shall have been a change of control of the Company as defined in the Stockholder Agreement, and (iii) the seventh anniversary of the first closing, Fosun Industrial has agreed to vote its shares in accordance with the recommendation of the Company’s Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain proxy or consent solicitations.  The Stockholder Agreement also contains standstill restrictions on Fosun Industrial generally prohibiting the purchase of additional securities of the Company.  The standstill restrictions terminate on the same basis as does the voting agreement above, except that the 5% standard would increase to 10% upon the Second Closing.  In addition, the Stockholder Agreement contains a lock-up restricting sales by Fosun Industrial of its shares of the Company’s common stock for a period of up to five years following the date of the Stockholder Agreement, subject to certain exceptions.

On December 31, 2010, in connection with the formation of CML, the Company and CML entered into a Trademark License Agreement (the “License Agreement”).  The License Agreement provides for the limited worldwide license by the Company to CML of the use of the name “Chindex” and certain related names and marks in connection with the CML business.  Subject to various terms and conditions, the Company would be paid a royalty under the License Agreement equal to two percent of gross sales, as defined, from goods manufactured by or for CML and one percent of such gross sales from goods distributed by but not manufactured by or for CML.  To date, no amounts have been paid under the License Agreement.

On December 31, 2010, in connection with the formation of CML, the Company and a subsidiary of CML entered into a Services Agreement (the “Services Agreement”).  In connection with the Services Agreement, Elyse Beth Silverberg and Lawrence Pemble serve as Chief Operating Officer and Chief Financial Officer, respectively, at, and would devote substantial time and effort to, CML.  The Services Agreement also provides for the performance of such services by such executives as well as for the performance of other services to CML by other current Company employees.  The Services Agreement further provides for payments to the Company for such services and related arrangements between the parties.  In connection with the Services Agreement, the Company will continue to compensate such executives and certain such employees, which compensation is expected to be substantially offset by such payments from CML.  In addition, in order to accommodate the performance of such services to CML by Ms. Silverberg and Mr. Pemble, on December 31, 2010, at the first closing, the Company and each of them amended her or his existing employment agreement with the Company.  For the year ended December 31, 2011, CML paid the Company

BACK

$3.5 million in cash under the Services Agreement to reimburse the Company for non-equity compensation paid by the Company for services provided to CML.  In addition, CML recorded an expense of $1.2 million with respect to equity compensation granted by the Company for services provided to CML.

Upon the Second Closing, Fosun Pharmaceutical would have the right to, among other things, nominate two designees for election to the Company’s Board of Directors, which would be increased to nine members.  Further, such final portion of the Shares to be purchased by Fosun Pharmaceutical will be subject to the terms of the Stockholder Agreement, which currently governs other shares of the Company’s common stock held by Fosun Entities.  In order to induce Fosun Industrial to enter into the transaction and without any consideration therefor, each of the Company’s chief executive, operating and financial officers, in their capacities as stockholders of the Company, has agreed to certain limitations on his or her right to dispose of shares of the Company’s common stock and to vote for Fosun Industrial’s nominees.  Although all conditions to the Second Closing have been satisfied, it has not yet occurred.

The Audit Committee of the Board of Directors is responsible for review and oversight of all related party transactions. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest.  The Audit Committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

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OWNERSHIP OF VOTING SECURITIES

The following table sets forth information as to the ownership of shares of the Company’s Common Stock and Class B Common Stock as of March 30, 2012 with respect to (i) holders known to the Company to beneficially own more than five percent (5%) of the outstanding Common Stock or Class B Common Stock, (ii) each director, (iii) the Company’s named executive officers and (iv) all directors and executive officers of the Company as a group:

	Amount and Nature Of Beneficial Ownership(2)(3)		Percent of:
Name and Address of Beneficial Stockholder(1)	Common Stock(4)	Class B Common Stock(4)	Common Stock	Class B Common Stock	Combined(5)
Roberta Lipson	476,476(6)	660,000(7)	3.0%	56.8%	19.4%
Elyse Beth Silverberg	459,757(8)	390,750	2.9%	33.6%	12.3%
Lawrence Pemble	320,468(9)	111,750	2.0%	9.6%	4.3%
Julius Y. Oestreicher	166,883(10)	0	1.1%	0%	Less than 1%
Carol R. Kaufman	57,712(11)	0	Less than 1%	0%	Less than 1%
Kenneth A. Nilsson	91,212(12)	0	Less than 1%	0%	Less than 1%
Holli Harris	49,892(13)	0	Less than 1%	0%	Less than 1%
Robert C. Low	42,534(14)	0	Less than 1%	0%	Less than 1%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,653,016(15)	0	16.9%	0%	11.7%
Fosun Industrial Co., Ltd. Level 28, Three Pacific Place 1 Queen’s Road East Hong Kong, China	3,157,163(16)	0	20.2%	0%	14.0%
All Executive Officers and Directors as a Group (8 persons)	1,664,934(17)	1,162,500	10.2%	100.0%	37.0%
_______________

(1)	Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814.

(2)
Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares reported in the table.  The indicated party has voting but not investment power with respect to shares identified as unvested shares of restricted stock.

(3)	Beneficial ownership is calculated in accordance with Item 403 of Regulation S-K as promulgated by the SEC.

(4)	The Common Stock is entitled to one vote per share, and the Class B Common Stock is entitled to six votes per share.

(5)
Indicates percentage voting power represented by beneficial ownership when the Common Stock and Class B Common Stock vote together, based on a total of 15,657,816 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding as of March 30, 2012.

(6)
Includes 79,168 unvested shares of restricted stock, 204,498 shares underlying options that are currently exercisable or will become exercisable within 60 days and 10,800 shares held by the Benjamin Lipson Plafker Trust, of which Ms. Lipson is a trustee.

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(7)	Includes 30,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, of each of which Ms. Lipson is a trustee.

(8)	Includes 68,335 unvested shares of restricted stock and 211,499 shares underlying options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 68,335 unvested shares of restricted stock and 208,999 shares underlying options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 6,106 unvested shares of restricted stock and 85,500 shares underlying options that are currently exercisable.

(11)	Includes 6,106 unvested shares of restricted stock.

(12)	Includes 6,106 unvested shares of restricted stock and 2,000 shares owned by Mr. Nilsson’s wife, as to which shares Mr. Nilsson disclaims beneficial ownership.

(13)	Includes 6,106 unvested shares of restricted stock.

(14)	Includes 27,500 unvested shares of restricted stock and 7,000 shares underlying options that are currently exercisable.

(15)
The amount and nature of beneficial ownership of the shares held by JPMorgan Chase & Co. is based solely on a Schedule 13G/A filed with the SEC on February 2, 2009.  The Schedule 13G/A indicates that such number of shares includes 808,190 shares owned by Magenta Magic Limited c/o JPMorgan Chase Bank, N.A., 26/F Chater House, 8 Connaught Road, Central, Hong Kong.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G/A, but have no reason to believe that such information is not complete or accurate.

(16)
The amount and nature of beneficial ownership of the shares held by Fosun Industrial Co., Ltd is based solely on the Schedule 13D/A filed with the SEC on August 27, 2010.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13D/A, but have no reason to believe that such information is not complete or accurate.  Under the Stockholder Agreement, until the first to occur of (i) Fosun Industrial holds 5% or less of the outstanding shares of common stock, (ii) there shall have been a change of control of the Company as defined in the Stockholder Agreement, and (iii) the seventh anniversary of the first closing, Fosun Industrial has agreed to vote its shares in accordance with the recommendation of the Company’s Board of Directors on any matters submitted to a vote of the stockholders of the Company relating to the election of directors and compensation matters and with respect to certain proxy or consent solicitations, see “Transactions with Related Persons, Promoters and Certain Other Control Persons.”

(17)	Includes 267,762 unvested shares of restricted stock and 717,496 shares underlying options that are currently exercisable or will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with except for the following: (i) Ms. Lipson made two late filings reporting three transactions; Ms. Silverberg made two late filings reporting four transactions, Mr. Pemble made two late filings reporting four transactions, and Mr. Low made two late filings reporting two transactions, all of which involved late reporting of tax withholding in connection with the vesting of restricted stock, and (ii) Mr. Oestreicher made one late filing reporting six transactions, consisting of an option exercise and related same-day sales.  In addition, each of Mr. Nilsson, Mr. Oestreicher, Ms. Harris, and Ms. Kaufman filed one late amendment to correct a timely-filed report with respect to the grant of restricted stock.

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PROPOSAL 2—APPROVAL OF AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

You are being asked to approve our 2007 Stock Incentive Plan, as amended and restated (the “Plan”).  The amendments to the Plan make the following changes:

•	Authorize an additional 1 million shares for issuance under the Plan;
•	Expand the eligibility provisions to permit awards to employees of entities which are at least 25%-owned by the Company (thus allowing awards to be made to employees of our CML joint venture);
•	Increase the maximum cash award which may be paid under the Plan to any individual in any year from $500,000 to $1,000,000; and
•	Modify the change of control definition to increase the trigger from 30% to 35% of the voting power.

Your approval of the Plan will also constitute reapproval of “the material terms of the performance goal” under the Plan, as required to qualify awards under the Plan as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

The Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards, as well as cash awards, with broad discretion given to the Board of Directors or the Compensation Committee to determine the terms and conditions of awards.  The Plan is intended to permit the grant of awards that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as well as awards that do not qualify.  The Plan is more fully described on the following pages and a complete copy of it is included in this Proxy Statement as Appendix A.

Approval of the Plan requires the affirmative vote of a majority of the votes of stockholders present in person or represented by proxy and voting on the matter.  An abstention will have the same effect as a vote against the proposal.  A broker non-vote will have no effect on the proposal.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2007 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

Summary Description of the 2007 Stock Incentive Plan as Amended and Restated

The following summary of our 2007 Stock Incentive Plan as amended and restated (the “Plan”) is qualified in its entirety by the full text of the Plan, which is included as Appendix A to this Proxy Statement.  As of April 16, 2012 there were 98,987 shares available and 1,313,063 shares subject to outstanding awards under the 2007 Plan. In addition, the Compensation Committee has granted certain awards subject to shareholder approval of the Plan, as discussed below.

Purpose.  The purpose of the Plan is to enable the Company to attract and retain employees, directors, and consultants by providing them with an additional incentive to increase the value of Chindex stock and thereby strengthen the mutuality of interests between award holders and our stockholders.

Eligibility.  Awards may be granted to current and prospective directors of the Company as well as current and prospective employees and consultants of the Company and its subsidiaries and affiliates (defined to include entities which are at least 25%-owned by the Company).

Administration.  The Plan is administered by a committee of the Board consisting of non-employee directors (the “Committee”), except that the full Board administers the Plan as it relates to awards to non-employee directors.  (References to the Committee in this description include the Board with respect to non-employee director awards.)  The Committee has the authority to establish rules and guidelines for the administration of the Plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of such awards; amend awards; interpret the Plan and award documents; and make all determinations necessary for the administration of the Plan.  The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors.

BACK

Shares Available for Awards.  The number of shares which may be issued under the Plan since its inception is 3,100,000 shares (plus any unused shares previously authorized under the Company’s 2004 Stock Incentive Plan).  If any shares covered by an award under the Plan are forfeited or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the Plan.  Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise or net settlement of stock options or stock appreciation rights will also become available for future awards under the Plan.  No individual may be granted any combination of stock options, SARs, restricted stock, RSUs, or other stock-based awards with respect to more than 300,000 shares in any fiscal year.  The Plan limits do not apply to any shares that may be issued under awards assumed by the Company in a corporate acquisition or to dividend equivalents that may be awarded as part of other awards and paid in stock.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years.  Each stock option or SAR must have an exercise price not less than the fair market value of the Company’s stock on the date of grant.  Repricing is prohibited.  The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise.  No more than 750,000 shares may be issued with respect to incentive stock options.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock and RSUs and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives.  The Committee may provide for payment of an RSU award upon vesting or at a later date.  The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards.  The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine, including a grant of fully vested shares.

Cash Awards.  The Committee may grant cash awards which entitle the award holder to receive cash upon the satisfaction of performance objectives and other terms and conditions set forth in the award.  The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives, and may relate to performance periods of one year or multiple years.  The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts.  The maximum cash award which may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $1,000,000.

Performance Awards.  The Committee may designate any restricted stock, RSUs, other stock-based awards, or cash awards under the Plan as performance awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  The grant or vesting of such performance awards will require the achievement of performance goals during performance periods, as specified by the Committee in accordance with Section 162(m).  Performance awards may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line:

(1)	net earnings or net income (before or after taxes);
(2)	earnings per share;
(3)	net sales or revenue growth;
(4)	gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;
(5)	net operating profit (or reduction in operating loss);
(6)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(7)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(8)	earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items, including as may be adjusted;
(9)	gross or operating margins;
(10)	productivity ratios (and/or such ratios as compared to various stock market indices);

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(11)	stock price (including, but not limited to, growth measures and total shareholder return);
(12)	stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);
(13)	expense targets (including, but not limited to, expenses-to-sales ratios);
(14)	margins;
(15)	operating efficiency;
(16)	market share;
(17)	customer satisfaction;
(18)	employee satisfaction or retention;
(19)	development and implementation of employee or executive development programs (including, but not limited to, succession programs);
(20)	working capital targets;
(21)	economic value added;
(22)	market value added;
(23)	debt to equity ratio; and
(24)	strategic business goals relating to acquisitions, divestitures and joint ventures.

Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control.  The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws.  A change in control is deemed to occur in very general terms upon (1) the acquisition of 35% or more of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s Board, (3) a merger in which the Company’s stockholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) stockholder approval of the liquidation of the Company.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, if the Committee determines that certain adjustments are required in order to prevent dilution or enlargement of benefits intended to be made available under the Plan, the Committee is required to make such adjustments. These adjustments include changing the number and class of shares available under the Plan; and changing the number and class of shares subject to outstanding awards and the price of shares subject to outstanding awards.

Amendment and Termination.  The Board may amend the Plan from time to time.  The Board will seek stockholder approval of amendments to the Plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations, such as the prohibition on repricing.  No award may be granted under the Plan after the tenth anniversary of stockholder approval of the Plan unless the Plan has been reapproved by the Company’s stockholders prior to such date.  No performance award may be granted after the Company’s annual meeting held in 2017 unless the performance objectives and other Plan provisions which require approval under Section 162(m) of the Code have been reapproved by the Company’s stockholders prior to such date.

Federal Income Tax Consequences

The following is a very general description of some of the basic tax principles that apply to awards under the Plan.  The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company.  A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply.  Upon exercise of a non-qualified option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price.  Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the option shares minus the exercise price.  Otherwise, a participant’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss.  Other awards under the Plan, including stock appreciation rights, restricted stock, RSUs and cash awards generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other property.

BACK

Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.  Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to each of certain executive officers to $1 million per year, but allows deductions in excess of this amount for “performance-based compensation” as defined under Section 162(m).  The Company intends that options and SARs granted under the Plan will qualify as performance-based compensation under Section 162(m).  Other awards under the Plan, such as restricted stock, RSUs and other stock-based awards may but need not qualify depending on the terms of the particular award, so that compensation paid to executive officers in connection with such awards may not be deductible.  A number of requirements must be met in order for particular compensation to qualify as “performance-based” under 162(m), so there can be no assurance that even awards tied to achievement of performance measures will be fully deductible under all circumstances.

This general tax discussion is intended for the information of stockholders considering how to vote with respect to approval of the Plan and not as tax guidance to participants in the Plan.  Different tax rules may apply to specific participants and transactions under the Plan.

Recent Awards under the 2007 Plan

On March 28, 2012, the Compensation Committee granted awards of performance-based restricted stock units under the Plan which are subject to shareholder approval of the Plan.  These awards are intended to serve as long-term equity compensation awards for 2012 and to be performance-based under Section 162(m).  They were granted prior to shareholder approval of the Plan in order to satisfy the requirement that the awards be granted no later than 90 days after the start of the performance period.

In general, these awards are initially expressed as a target number of units.  The target number of units will be adjusted to reflect the attainment of Company performance metrics during the performance period for the award, which in this case is calendar year 2012.  The performance metrics used for these awards are Revenue and Adjusted EBITDA Margin, with the adjustment to the target number of units based on a combination of the level of performance on these metrics, up to a maximum of 150% of the target number of units.  The number of units so determined will be increased or decreased by up to 25% based on the Company’s stock performance during 2012 relative to the performance of the Halter USX China Index, (an index calculated by the NYSE Arca of selected companies whose common stock is publicly traded in the United States and the majority of whose business is conducted within the People’s Republic of China, that have an average market capitalization greater than $50 million for the preceding 40 days, and that trade on the NYSE or NASDAQ).  The number of units earned after this adjustment is subject to vesting based on continued employment, with one-third of the units vesting at the end of each of 2013, 2014, and 2015, subject to accelerated vesting in specified events.  Upon the vesting of a unit, the award holder will receive one share of our common stock in settlement of that unit.

The following table shows the target number of performance-based restricted stock units granted to the indicated individuals and groups, which awards are subject to shareholder approval of the Plan.

New Plan Benefits Table
2007 Stock Incentive Plan, as Amended and Restated

Name and Position	Target Number of Units Granted
Roberta Lipson President, Chief Executive Officer and Director	35,000
Elyse Beth Silverberg Executive Vice President, Secretary and Director; Chief Operating Officer of Chindex Medical Limited	35,000

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Name and Position	Target Number of Units Granted
Lawrence Pemble Executive Vice President and Chief Operating Officer and Director; Chief Financial Officer of Chindex Medical Limited	35,000
Robert C. Low Senior Vice President, Finance, Chief Financial Officer and Corporate Controller	12,000
Executive Group (all current executive officers, including the above)	117,000
Non-Executive Director Group	0
Non-Executive Officer Employee Group	97,000

Miscellaneous

The last sales price of the Company’s common stock on April 16, 2012 was $9.58 as reported on The Nasdaq Global Market.

Equity Compensation Plan Information

The following table shows shares reserved for issuance for outstanding awards granted under the Company’s equity plans as of December 31, 2011.  This table does not include the shares which will become issuable under the 2007 Stock Incentive Plan as amended and restated upon its approval by stockholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by stockholders
1994 Stock Option Plan	135,176	$ 6.01	---
2004 Stock Incentive Plan	272,749	$ 4.18	---
2007 Stock Incentive Plan	798,514	$13.19	98,987
Equity compensation plans not approved by stockholders	None	None	None
Total	1,206,439(1)		98,987(2)

(1)
This balance represents shares subject to outstanding stock options. The table does not include shares subject to restricted stock awards because such shares are already issued, although they are subject to forfeiture.  There were 525,800 shares subject to outstanding (unvested) restricted stock awards as of December 31, 2011.

(2)
As of December 31, 2011, these shares were available for issuance under our 2007 Stock Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.  No additional awards may be granted under the 1994 Stock Option Plan or the 2004 Stock Incentive Plan.

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PROPOSAL 3—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011.  Neither the Company’s governing documents nor applicable law requires stockholder ratification of the appointment of our independent registered public accounting firm.  However, the Audit Committee has recommended, and the Board of Directors has determined, to submit the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain BDO USA, LLP.  Even if the stockholders ratify the appointment, the Audit Committee has the discretion to change the independent registered public accounting firm at any time.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will have the opportunity to make a statement if they desire to do so.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

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Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States of America, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communication With Audit Committees,” as adopted by the Public Company Accounting Oversight Board.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company’s Annual  Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee determined that the provision by BDO USA, LLP of non-audit services was compatible with maintaining the independence of BDO USA, LLP.  In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting.  During the year ended December 31, 2011, all services were pre-approved by the Audit Committee in accordance with its charter and this policy.

                 RESPECTFULLY SUBMITTED:

                 THE AUDIT COMMITTEE

                 Holli Harris (Chair)
                 Carol R. Kaufman
                 Kenneth A. Nilsson
                 Julius Y. Oestreicher

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Fees

The following table shows the fees billed by BDO USA, LLP during the last three fiscal years:

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010(a)	Fiscal Year Ended March 31, 2010

Audit Fees: (b)	$ 783,000	$ 898,000	$ 894,000
Audit-Related Fees: (c)	0	5,000	5,000
Tax Fees: (d)	0	0	0
All Other Fees: (e)	0	0	0
Total	$ 783,000	$ 903,000	$ 899,000
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(a)	Reflects short fiscal year from April 1, 2010 to December 31, 2010.

(b)
Represents fees for professional services provided in connection with the audit of our annual financial statements (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of our quarterly financial statements, advice on accounting matters that arose during the audit, and audit services provided in connection with other statutory or regulatory filings.

(c)	This represents fees for assurance and related services related to the performance of the audit or review of financial statements that are not included in audit fees reported in (b).

(d)	Represents fees for tax compliance, tax advice, and tax planning.

(e)	Represents fees billed for products and services provided by the principal accountant, other than the services reported in (b), (c) and (d).

Auditor Independence

The Audit Committee has determined that the provision by BDO USA, LLP of non-audit services is compatible with maintaining the independence of BDO USA, LLP.  In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by BDO USA, LLP.  In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee,  provided that such pre-approvals are communicated to the full Committee at its next meeting.  During the year ended December 31, 2011, all services were pre-approved by the Audit Committee in accordance with this policy.

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ADDITIONAL INFORMATION

Other Business

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered.  You can notify us by sending a written request to Chindex International, Inc., Investor Relations, 4340 East West Highway, Suite 1100, Bethesda, MD 20814 or call us at (301) 215-7777 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.

The Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered to be the STOCKHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Chindex.  As the STOCKHOLDER OF RECORD, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held IN STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the STOCKHOLDER OF RECORD of those shares.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting.  If you wish to vote these shares at the Annual Meeting, you must contact your bank or broker for instructions as to how to do so.  Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Advance Notice Procedures

Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or on behalf of a stockholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) at least 60 days prior to the anniversary date of the preceding year’s annual meeting - that is, with respect to the 2013 annual meeting, by April 1, 2013.  These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

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Stockholder Proposals for the 2013 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2013 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Company’s Secretary no later than December 31, 2012.  Proposals should be sent to Secretary, Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

Financial Materials

STOCKHOLDERS MAY REQUEST FREE COPIES OF OUR FINANCIAL MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CHINDEX INTERNATIONAL, INC., 4340 EAST WEST HIGHWAY, SUITE 1100, BETHESDA, MD 20814, ATTENTION: SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.chindex.com.

Stockholder List

A list of registered stockholders on the record date for the Annual Meeting (the “List”) will be available for inspection from May 15, 2012 through the Annual Meeting at the offices of the Company, at 4340 East West Highway, Suite 1100, Bethesda, MD 20814.  The List will be available at the Annual Meeting and may be inspected by any stockholder who is present.

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APPENDIX A

CHINDEX INTERNATIONAL, INC.
2007 STOCK INCENTIVE PLAN
(as amended and restated as of May 31, 2012)

SECTION 1        Purpose

The purpose of this Chindex International, Inc. 2007 Stock Incentive Plan is to promote the interests of Chindex International, Inc. (the “Company”) and its Subsidiaries through grants of awards to employees, directors and consultants in order to (i) attract and retain employees, directors and consultants, (ii) provide an additional incentive to each award holder to work to increase the value of Chindex stock, and (iii) provide each award holder with a stake in the future of Chindex which strengthens the mutuality of interests between such award holder and Chindex’s shareholders.

SECTION 2        Types of Awards

Awards under the Plan may be in the form of Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), Other Stock-Based Awards, and Cash Awards.

Awards may be free-standing or granted in tandem.  If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SECTION 3        Definitions

“Affiliate” means any corporation, partnership, joint venture, or other entity in which Chindex owns, directly or indirectly, 25% or more of the ownership interests.

“Beneficiary” means an award holder’s designated beneficiary or estate, as determined under Section 15.

“Board” means the Board of Directors of Chindex.

“Cash Award” means an award granted under Section 12 of the Plan.

“Chindex” or the “Company” means Chindex International, Inc., a Delaware corporation, and any successor to such corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) with respect to awards to Non-Employee Directors, the entire Board; and (ii) with respect to all other awards, a committee of the Board designated by the Board to administer this Plan and which shall consist of at least two members of the Board, or if no such committee is appointed, the entire Board.

“Consultant” means any individual, other than an Employee or Non-Employee Director, who is engaged by Chindex or a Subsidiary or Affiliate to render services, other than a person whose services are rendered in connection with capital-raising or promoting or maintaining a market for Chindex securities.

“Employee” means an employee of Chindex or of any Subsidiary or Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of the Stock means (i) if the Stock is readily tradable on an established securities market (within the meaning of Section 409A of the Code), the closing price for a share of Stock on such exchange or market as is determined by the Committee to be the primary market for the Stock on the date in question, or if the date in question is not a trading day on such market, the closing price on such exchange or market for the trading day immediately preceding the day in question, and (ii) otherwise, such other price as the Board determines is appropriate after taking into account the requirements of Section 409A of the Code.

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“Incentive Stock Option” or “ISO” means a Stock Option granted under the Plan which both is designated as an ISO and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-Qualified Option” or “NQSO” means a Stock Option granted under the plan which either is designated as NQSO or does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Other Stock Based Award” means an award described in Section 11 of the Plan.

“Plan” means this Chindex International, Inc. 2007 Stock Incentive Plan, as amended from time to time.

“Performance Award” means an award granted under Section 9, 10, 11, or 12 of the Plan that meets the requirements of Section 13 of the Plan and is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Performance Objectives” means objective measures of performance for earning an award, which in the case of Performance Awards, shall be based on one or more of the criteria specified in Section 13.2.

“Restricted Stock” means an award described in Section 9 of the Plan.

“Restricted Stock Unit” or “RSU” means an award described in Section 10 of the Plan.

“Stock” means common stock of Chindex, par value one cent ($.01).

“Stock Appreciation Right” or “SAR” means an award described in Section 8 of the Plan.

“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which Chindex owns, directly or indirectly, 50% or more of the ownership interests.

SECTION 4           Administration

4.1           The Plan shall be administered by the Committee.

4.2           The Committee shall have the following authority and discretion with respect to awards under the Plan:  to grant awards (subject to any limitations contained in the Plan); to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan.  In particular, and without limiting its authority and powers, the Committee shall have the authority:

(1)           to determine whether and to what extent any award or combination of awards will be granted hereunder and whether they will be Performance Awards;

(2)           to select the individuals to whom awards will be granted from among those eligible to be granted awards;

(3)           to determine the number of shares of Stock to be covered by each award granted hereunder subject to the limitations contained herein;

(4)           to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such Performance Objectives, continued employment, and such other factors as the Committee may establish, and to determine whether the Performance Objectives and other terms and conditions of the award have been satisfied;

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(5)           to determine the treatment of awards upon an award holder’s retirement, disability, death, termination for cause or other termination of employment or service;

(6)           to determine whether amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently, or (ii) will be deferred and deemed to be reinvested or otherwise credited to the award holder and paid at the date specified in the award, or (iii) that the award holder has no rights with respect to such dividends (in each case, subject to any restrictions imposed by Section 409A of the Code);

(7)           to amend the terms of any award, prospectively or retroactively; provided, however, that (i) no amendment shall impair the rights of the award holder with respect to an outstanding award without his or her written consent; (ii) unless specifically approved by the stockholders, the Committee shall have no power to amend the terms of outstanding Stock Options or SARs to reduce the option price or base price of such awards, or to cancel outstanding Stock Options or SARs and grant substitute Stock Options or SARs with a lower option price or base price than the cancelled awards; and (iii) the Committee shall consider the provisions of Section 409A of the Code prior to amending any award;

(8)           to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry out the purpose of the Plan;

(9)           to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period (in each case, subject to any restrictions imposed by Section 409A of the Code);

(10)           to determine, pursuant to a formula or otherwise, the Fair Market Value of the Stock on a given date;

(11)           subject to any restrictions imposed by Section 409A of the Code, to provide that the shares of Stock received as a result of an award shall be subject to a right of repurchase by the Company and/or a right of first refusal, in each case subject to such terms and conditions as the Committee may specify;

(12)           to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws;

(13)           to the extent permitted by law, to delegate to a committee of two or more officers of the Company the authority to grant awards to Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934; provided, however, that any such delegation shall be set forth in a resolution of the Committee that specifies the total number of shares as to which awards may be granted under such delegation and any other limitations as may be imposed by the Committee; and

(14)           to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

4.3           All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and award holders.

4.4           The Committee may act by a majority of its members at a meeting (present in person or by conference telephone), by unanimous written consent or by any other method of director action then permitted under the General Corporation Law of the State of Delaware.

SECTION 5           Stock Subject to Plan

5.1           The total number of shares of Stock which may be issued under the Plan (from its inception) shall be (i) 3,100,000 shares (which number reflects the initial authorization of 1 million shares, an adjustment for the Company’s 3-for-2 stock split effective April 1, 2008, the authorization of an additional 600,000 shares by amendment adopted effective November 22, 2010, and the authorization of an additional one million shares by amendment adopted effective May 31, 2012) plus (ii) any unused shares authorized for awards

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under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), in each case subject to adjustment as provided in Section 5.4.  No more than 750,000 shares may be granted with respect to Incentive Stock Options (subject to adjustment as provided in Section 5.4).  Shares issued under the Plan may consist of authorized but unissued shares or shares which have been issued and reacquired by the Company.  The payment of any award in cash shall not count against this share limit.  Any dividend equivalents that are granted with respect to other awards under this Plan and are paid in shares shall also not count against the share limit for the Plan.

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Company may assume awards granted by such entity or grant Stock Options or other awards in substitution for awards granted by such entity or an affiliate thereof, and such assumed or substituted awards shall not count against the share limit under this Plan.

5.2           To the extent a Stock Option or Stock Appreciation Right terminates without having been exercised, or an award terminates without the holder having received payment of the award, or shares awarded are forfeited (in each case including terminations and forfeitures of outstanding awards granted under the 2004 Plan), the shares subject to such award shall again be available for distribution in connection with future awards under this Plan.  Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock which are withheld in order to satisfy federal, state or local tax withholding obligations with respect to any award, shall not count against the above limit, and shall again be available for grants under the Plan.  In the event that any Stock Option or SAR is exercised or settled by delivery of only the net shares representing the appreciation in the Stock, only the net shares delivered shall be counted against the Plan’s share limit.

5.3           No individual shall be granted Stock Options, SARs, Restricted Stock, RSUs, or Other Stock-Based Awards, or any combination thereof with respect to more than 300,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 5.4).  The maximum Cash Award which may be paid to any individual in any fiscal year (measured at the end of the performance period or periods ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $1,000,000.

5.4            In the event of a change in the outstanding stock of the Company (including but not limited to changes in either the number of shares or the value of shares) by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of shares, other securities or other property, but not including regular cash dividends), extraordinary cash dividend, recapitalization, merger in which the stockholders of the Company immediately prior to the merger continue to own a majority of the voting securities of the successor entity immediately after the merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, or other similar corporate transaction or event, if the Committee shall determine in its sole discretion that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the aggregate number and/or class of shares of Stock available under the Plan (including for this purpose the number of shares of Stock available for issuance under the Plan) or in the number, class and/or price of shares of Stock subject to outstanding Stock Options and/or outstanding awards), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan. A participant holding an outstanding award has a legal right to an adjustment that preserves without enlarging the value of such award, with the terms and manner of such adjustment to be determined by the Committee.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger, or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board or the Committee may take such action as it in its discretion deems appropriate, subject to any limitations imposed by Section 409A of the Code, to (i) accelerate the time when awards vest and/or may be exercised and/or may be paid, (ii) cash out outstanding Stock Options and/or other awards at or immediately prior to the date of such event, (iii) provide for the assumption of outstanding Stock Options or other awards by surviving, successor or transferee corporations or entities, (iv) provide that in lieu of shares of Stock, the award recipient shall be entitled to receive the consideration he or she would have received in such transaction in exchange for such shares of Stock (or the fair market value thereof in cash), and/or (v) provide that Stock Options and SARs shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options or SARs shall terminate.

No fractional shares shall be issued or delivered under the Plan.  The Board or the Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

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The Board’s or Committee’s determination as to which adjustments shall be made under this Section 5.4 and the extent thereof shall be final, binding and conclusive.

SECTION 6          Eligibility

Employees, Non-Employee Directors, and Consultants of the Company or its Subsidiaries or Affiliates are eligible to be granted awards under the Plan.  In addition, awards may be granted to prospective Employees, Non-Employee Directors, or Consultants of the Company or its Subsidiaries or Affiliates but such awards shall not become effective until the recipient’s commencement of employment or service with the Company or Subsidiary or Affiliate.  Incentive Stock Options may be granted only to employees and prospective employees of the Company or of any parent corporation or subsidiary of the Company (as those terms are defined in Section 424 of the Code). The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

SECTION 7          Stock Options

7.1           The Stock Options awarded under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options.  To the extent that any Stock Option is either designated as a Non-Qualified Stock Option or does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

7.2           Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)           Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock on the date of grant of the Stock Option.  The date of grant of any Stock Option shall be the date of Committee approval of the Stock Option or a prospective date specified by the Committee, and for prospective employees shall be no earlier than the first day of employment.

(2)           Option Term.  The term of each Stock Option shall be fixed by the Committee, but shall not exceed ten years.

(3)           Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.  The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

(4)           Method of Exercise.  Stock Options may be exercised in whole or in part at any time during the option period by giving notice of exercise, in such manner as may be determined by the Company (which may be written or electronic), specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares.  Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include (i) cash (including cash equivalents), (ii) delivery (either by actual delivery of the shares or by providing an affidavit attesting to ownership of the shares) of shares of Stock already owned by the optionee, (iii) broker-assisted “cashless exercise” in which the optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) application of shares subject to the Stock Option to satisfy the option price, (v) any other manner permitted by law, or (vi) any combination of the foregoing. Any shares used to pay the option price shall be valued at their Fair Market Value on the date of exercise.

(5)           No Stockholder Rights.  An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

(6)           Surrender Rights.  The Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

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(7)           Non-transferability.  Unless otherwise provided by the Committee, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee’s lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative.  The Committee, in its sole discretion, may permit Stock Options to be transferred to such transferees and on such terms and conditions as may be determined by the Committee.

(8)           Termination of Employment.  Following the termination of an optionee’s employment or service with the Company or a Subsidiary or Affiliate, the Stock Option shall be exercisable to the extent determined by the Committee.  The Committee may provide different post-termination exercise provisions with respect to termination of employment or service for different reasons.  The Committee may provide at the time of grant that, notwithstanding the option term fixed pursuant to Section 7.2(2), a Stock Option which is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death.  The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or service.

7.3           Notwithstanding the provisions of Section 7.2, Incentive Stock Options shall be subject to the following additional restrictions:

(1)           No Incentive Stock Option shall have an option price which is less than 100% of the fair market value (as determined for purposes of Section 422 of the Code) of the Stock on the date of  grant of the Incentive Stock Option.  The date of grant of any Incentive Stock Option shall be the date of Committee approval of the Incentive Stock Option or a prospective date specified by the Committee, and for prospective employees shall be no earlier than the first day of employment.

(2)           No Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

(3)           No Incentive Stock Option shall be awarded more than ten years after July 12, 2007, the date of Board approval of the Plan.

(4)           No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of  grant of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is granted.

(5)           The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the shares with respect to which Incentive Stock Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an optionee in any calendar year shall not exceed $100,000.

(6)           An optionee’s right to exercise an Incentive Stock Option shall be subject to the optionee’s agreement to notify the Company of any “disqualifying disposition” (for purposes of Section 422 of the Code) of the shares acquired upon such exercise.

(7)           Incentive Stock Options shall not be transferable by the optionee, other than by will or by the laws of descent and distribution, subject to such additional limitations as may be imposed by the Committee.  During the optionee’s lifetime, all Incentive Stock Options shall be exercisable only by such optionee.

The Committee may, with the consent of the optionee, amend an Incentive Stock Option in a manner that would cause loss of Incentive Stock Option status, provided the Stock Option as so amended satisfies the requirements of Section 7.2.

7.4           Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof.  Such substitute Stock Options may be granted on such terms as the Committee deems appropriate to prevent dilution or enlargement of the benefits under the prior award, notwithstanding any limitations on Stock Options contained in other provisions of this Section 7, but after considering the provisions of Section 409A of the Code.

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SECTION 8          Stock Appreciation Rights (SARs)

A Stock Appreciation Right shall entitle the holder thereof to receive, for each share as to which the award is granted, payment of an amount, in cash, shares of Stock, or a combination thereof as determined by the Committee, equal in value to the excess of the Fair Market Value of a share of Stock on the date of exercise over an amount (the base price) specified by the Committee.  Any such award shall be in such form and shall have such terms and conditions as the Committee may determine; provided, however, that no SAR shall have a base price below the Fair Market Value of the Stock on the date of grant or a term longer than ten years.  The award shall specify the number of shares of Stock as to which the SAR is granted.

SECTION 9          Restricted Stock

Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)           The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest.  The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company and/or its Subsidiaries and Affiliates, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2)           Stock certificates representing the Restricted Stock awarded shall be registered in the award holder’s name (or the holder shall be recorded as the owner of the shares on the books of the Company), but the Committee may direct that such certificates be held by the Company or its designee on behalf of the award holder (or that transfer restrictions be placed on the shares).  Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award.  At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the award holder (or his or her Beneficiary in the event of death), (or the award holder (or his or her Beneficiary in the event of death) shall be duly recorded as the owner of the shares on the books of the Company), in each case free of all restrictions.

(3)           The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock.  Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock (or pursuant to adjustment under Section 5.4) shall be subject to the same restrictions as the Restricted Stock.

(4)           Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock’s Fair Market Value on the date of forfeiture, if lower, shall be paid to the award holder.

(5)           The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder’s Restricted Stock (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).

SECTION 10        Restricted Stock Units (RSUs)

Subject to the following provisions, all awards of Restricted Stock Units shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)           The Restricted Stock Unit award shall specify the number of RSUs to be awarded and the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the

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Stock will be deferred.  The Committee may condition the grant or vesting of Restricted Stock Units, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company and/or its Subsidiaries and Affiliates, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2)           Except as may be provided by the Committee, RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

(3)           At the expiration of the Deferral Period, the award holder (or his or her Beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the RSU award (or the shares shall be duly recorded as owned by such holder on the books of the Company), (ii) cash equal to the Fair Market Value of such Stock, or (iii) a combination of shares and cash, as the Committee may determine.

(4)           Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before the RSU has vested, his or her RSU award shall be forfeited.

(5)           The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Restricted Stock Unit award (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).  In addition, the Committee shall not accelerate the payment of an RSU if such acceleration would violate Section 409A of the Code.

SECTION 11          Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which shall consist of any right that is not an award described in Sections 7, 8, 9 or 10 hereof and that is denominated or payable in Stock, or valued in whole or in part by reference to or otherwise based on or related to Stock (including, without limitation, securities convertible into Stock).  The Committee shall determine the terms and conditions of any such award, subject to any limitations contained in the Plan.

SECTION 12          Cash Awards

12.1           The Committee may grant Cash Awards, which shall entitle the award holder to receive cash upon the satisfaction of the Performance Objectives and other terms and conditions set forth in the award.  At the time of grant of a Cash Award, the Committee shall specify the applicable Performance Objectives and the performance period to which they apply, as well as the amount of the Cash Award to be paid upon satisfaction of the Performance Objectives (which may be stated as a range of  amounts payable upon attainment of specified levels of satisfaction of the Performance Objectives).  The Committee may determine that a Cash Award shall be payable upon achievement of any one Performance Objective, or any one of several Performance Objectives, or that two or more of the Performance Objectives must be achieved as a condition to payment of a Cash Award.

12.2           The Committee shall specify at the time of grant of a Cash Award the date or dates such Cash Award, to the extent earned, shall be payable, and may require all or a portion of the Cash Award to be deferred and payable only upon satisfaction of continued employment or other specified conditions. The Committee may also permit all or a portion of a Cash Award to be deferred at the award holder’s election, subject to Section 409A of the Code.  Deferred portions of a Cash Award may be credited with interest, deemed invested in Stock, or deemed invested in such other investments as the Committee may specify.

SECTION 13          Performance Awards

13.1           The Committee shall have the right to designate awards under Section 9, 10, 11 or 12 as Performance Awards, in which case the following provisions shall apply to such awards (in addition to the provisions under Section 9, 10, 11, or 12, as applicable).

13.2           The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a Subsidiary, business unit, business segment or business line, and which the Committee

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may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index that the Committee deems appropriate:

(1)	Net earnings or net income (before or after taxes);
(2)	Earnings per share;
(3)	Net sales or revenue growth;
(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;
(5)	Net operating profit (or reduction in operating loss);
(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items, including as may be adjusted;
(9)	Gross or operating margins;
(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);
(11)	Stock price (including, but not limited to, growth measures and total shareholder return);
(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);
(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);
(14)	Margins;
(15)	Operating efficiency;
(16)	Market share;
(17)	Customer satisfaction;
(18)	Employee satisfaction or retention;
(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);
(20)	Working capital targets;
(21)	Economic value added;
(22)	Market value added;
(23)	Debt to equity ratio; and
(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures.

The Committee may provide in any Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification Topic 225-20 (formerly Accounting Principles Board Opinion No. 30) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that meets the requirements of Section 162(m).

13.3           The following additional requirements shall apply to Performance Awards:

(1)           The Performance Objectives shall be established by the Committee not later than the earlier of (i) 90 days after the beginning of the applicable performance period, or (ii) the time 25% of such performance period has elapsed.

(2)           The Performance Objectives shall be objective and the achievement of such Performance Objectives shall be substantially uncertain (within the meaning of Section 162(m) of the Code) at the time the Performance Objectives are established.

(3)           The amount of the Performance Award payable upon each level of achievement of the Performance Objectives must be objectively determinable, except that the Committee shall have the right to reduce (but not increase) the amount payable, in its sole discretion.

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(4)           Prior to payment of any Performance Award, the Committee shall certify in writing, in a manner which satisfies the requirements of Section 162(m) of the Code, that the Performance Objectives have been satisfied.

SECTION 14          Tax Withholding

Each award holder shall, no later than the date as of which an amount with respect to an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Subsidiaries or Affiliates), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any payment of any kind otherwise due to the award holder.

To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an award holder may elect to have the minimum amount of any required tax withholding with respect to any awards hereunder satisfied by having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award.  Alternatively, the Committee may require that a portion of the shares of Stock or cash otherwise deliverable be applied to satisfy the minimum withholding tax obligations with respect to the award.

SECTION 15          Beneficiary of Award Holder

15.1           The Committee may provide the holder with the right to designate any person or persons as such person’s beneficiary or beneficiaries (both primary and contingent) to whom payment in respect of one or more of the award holder’s awards under this Plan shall be paid in the event of the award holder’s death.  Each beneficiary designation shall become effective only when filed in writing with the Company during the award holder’s lifetime on a form provided by the Company.  If an award holder is married, his or her designation of beneficiary or beneficiaries other than his/her spouse or his/her estate shall not be effective unless the beneficiary designation has been signed by the spouse and notarized.

15.2           If an award holder is not given the right to designate a beneficiary or fails to designate a beneficiary in accordance with the provisions of Section 15.1, or if all designated beneficiaries predecease the award holder, payment of the holder’s awards shall be made to the holder’s estate.

SECTION 16          Amendments and Termination

16.1           No award shall be granted under the Plan after September 10, 2017 unless the Plan has been reapproved by the Company’s stockholders prior to such date.

No Performance Award shall be granted after the Company’s annual meeting held in 2017 unless the material terms of the performance goals (within the meaning of Section 162(m) of the Code) have been reapproved by the Company’s stockholders within the five years prior to such grant.

16.2           The Board may discontinue the Plan at any time and may amend it from time to time.  No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent.  Amendments may be made without stockholder approval except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Stock is listed or traded.

16.3           The Committee may amend the terms of any award prospectively or retroactively, subject to the limitations set forth in Section 4.2(7) hereof.

16.4           Notwithstanding the foregoing provisions of this Section 16, the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines such amendment is necessary or appropriate to comply with Section 409A of the Code.

16.5           Notwithstanding any other provision of the Plan or of any award, in the event of a change in control event (as defined under Section 409A of the Code) the Committee shall have the right, in its sole discretion, to terminate the Plan and all outstanding awards (or, to the extent permitted under Section 409A of the Code, to terminate all awards

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subject to Section 409A of the Code) and distribute amounts payable under such awards immediately prior to or within 12 months after the occurrence of the change in control event.

SECTION 17          Change of Control

17.1           The Committee shall have the authority to determine the extent, if any, to which outstanding awards will become vested upon a Change of Control.  In addition, to the extent permitted under Section 409A of the Code or with respect to awards that are not subject to Section 409A of the Code, the Committee shall have discretion to accelerate the payment date of awards in the event of a Change of Control.

17.2           A “Change of Control” means the happening of any of the following:

(1)           the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its Subsidiaries as determined immediately prior to that date and/or any of its or their employee benefit plans) of  beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act) of securities of the Company representing 35% or more of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board;

(2)           the date on which a majority of the members of the Board shall consist of persons other than Current Directors (which term shall mean any member of the Board on the date of adoption of the Plan and any member of the Board whose nomination or election has been approved by a majority of the Current Directors then on the Board);

(3)           consummation of a merger or consolidation of the Company with another corporation where (x) the stockholders of the Company immediately prior to the merger or consolidation would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors in the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s board of directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation;

(4)           the sale or other disposition of all or substantially all of the assets of the Company; or

(5)           the date of approval by the stockholders of the Company of the liquidation of the Company.

SECTION 18          Section 409A

18.1           All awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and of any award granted under the Plan shall be construed in a manner consistent therewith.

18.2           For purposes of Section 409A of the Code, the “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Section 409A of the Code.

18.3           Notwithstanding any provision of the Plan or any award to the contrary, any amounts payable under the Plan on account of termination of employment to an award holder who is a “specified employee” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the award holder’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the award holder’s termination of employment (or until the award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the award holder in a lump sum.

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18.4           A termination of employment shall not be deemed to have occurred for purposes of any award under this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

SECTION 19          General Provisions

19.1           Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable in order to satisfy any legal requirements, or the issuance, sale or delivery of any shares of Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option or SAR shall be suspended, such award shall not be granted, and/or the shares subject to such award will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful.  The application of this Section shall not extend the term of any Stock Option or other award.  The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 19.1.

19.2           Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including arrangements providing for the issuance of Stock.  Nothing in the Plan nor any award hereunder shall confer upon any award holder any right to continued employment or service with the Company or a Subsidiary or Affiliate, or interfere in any way with the right of any such company to terminate such employment or service.

19.3           Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

19.4           No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder, and all members of the Board or the Committee and all officers or employees of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

19.5           Although the Company may endeavor to qualify an award for favorable tax treatment (e.g. incentive stock options under Section 422 of the Code) or to avoid adverse tax treatment (e.g. under Section 409A of the Code), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.

19.6           Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Subsidiary or Affiliate and an award holder, and no award holder will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan.  To the extent that any award holder acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an award, such right shall not be greater than the right of an unsecured general creditor.

19.7           All provisions under the Plan calling for the delivery of Stock certificates may be satisfied by recording the respective person as the owner of the shares on the books of the Company, if permitted by applicable law.

19.8           The Plan and all awards hereunder shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.  Any dispute arising out of any award granted under the Plan may be resolved in any state or federal court located within New York County, New York State, U.S.A.  Any award granted under the Plan is granted on condition that the award holder accepts such venue and submits to the personal jurisdiction of any such court.  Similarly, the Company accepts such venue and submits to such jurisdiction.

19.9           This Plan became effective on September 11, 2007, upon approval by the Company’s stockholders at the 2007 annual meeting.  The Plan as hereby amended and restated became effective on May 31, 2012 upon approval by the Company’s stockholders.

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PROXY

CHINDEX INTERNATIONAL, INC.

(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock or Class B Common Stock, as the case may be, of CHINDEX INTERNATIONAL, INC. (the "Company"), revoking all proxies heretofore given, hereby constitute and appoint Lawrence Pemble and Robert Low and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2012 Annual Meeting of Stockholders of the Company, to be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004, on Thursday, May 31, 2012 at 10:00 A.M., local time, and at any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this Proxy will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

(Continued and to be signed on the reverse side)

14475

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ANNUAL MEETING OF STOCKHOLDERS OF

CHINDEX INTERNATIONAL, INC.

May 31, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.chindex.com/ProxyMaterials-2012.cfm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20733000000000000000 2   053112

The Board of Directors Recommends a vote FOR all proposals
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Seven Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in accordance with the discretion of the Proxies on such other matters as may properly come before the meeting.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.